FIRST AMENDED AND RESTATED

NETREIT NATIONAL CITY PARTNERS, LP

LIMITED PARTNERSHIP AGREEMENT

Tables of Contents

ATTACHMENTS:

Appendix A – Allocation of Income, Gain, Loss, Credits and Deductions
Exhibit A – List of Limited Partners and Their Addresses
Exhibit B – Legal Description of the Property
Exhibit C – Property Management Agreement

FIRST AMENDED AND RESTATED

NETREIT NATIONAL CITY PARTNERS, LP

LIMITED PARTNERSHIP AGREEMENT

This First Amended and Restated NetREIT National City Partners, LP Limited Partnership Agreement (this “Agreement”) is entered into by and between NetREIT, Inc., a Maryland corporation (“NetREIT”), the “General Partner”, and NetREIT and LGI Delaware, LLC, a Delaware limited liability company (“LGI”), each as a “Limited Partner” and together the “Limited Partners”, effective on and as of December 8, 2011 (the “Effective Date”). This Agreement amends, restates and replaces any and all prior partnership agreements of NetREIT National City Partners, LP (the “Partnership”). The name and address of, and number of Units held by, each Partner shall be set forth and maintained in Exhibit A, which is attached hereto and hereby incorporated herein by reference.

The General Partner and each Limited Partner agree as follows.

ARTICLE 1
ORGANIZATIONAL MATTERS

1.01.           Formation of Limited Partnership. The General Partner and each Limited Partner agree to form the Partnership as a limited partnership pursuant to the provisions of the Act.

1.02.           Purpose of Partnership. The purpose and character of the business of this Partnership is to acquire, hold, operate and maintain for investment an undivided interest (and ultimately a 100% interest) in that certain Industrial Warehouse and related real and personal property located at 940 West 19th Street and 2101 Haffley Avenue, National City, California, as more particularly described in Exhibit B which is attached hereto and hereby incorporated herein by reference (the “Property”), including, but not limited to, contracts and/or agreements related to the acquisition, development, construction, operation, financing, maintenance, lease, sale or exchange thereof, whether acquired, owned, operated or held directly or through one or more intermediaries; to provide complete, centralized, orderly and consolidated management of the Property; to promote the long-term interests of the Partners; and to do all other acts as may be reasonable and necessary or appropriate to further this purpose. The Partnership may also engage in any activities that are related or incidental to that business.

1.03.           Name of Partnership. The name of this Partnership shall be the “NETREIT NATIONAL CITY PARTNERS LP.” The business of the Partnership shall be conducted under that name. The name of the Partnership may be changed by the General Partner at any time or from time to time by giving written notice of the change to each Limited Partner and by filing a certificate of amendment or restated certificate with the Secretary of State.

1.04.           Term of Partnership. The term of the Partnership commences on and as of the Effective Date and continues until dissolved, as provided in this Agreement, or December 31, 2021, unless earlier dissolved.

1.05.           Certificate of Limited Partnership. The General Partner has executed a Certificate of Limited Partnership and caused that Certificate to be filed in the office of the California Secretary of State on even date herewith. The General Partner shall execute and cause to be filed a Certificate of Amendment of the Certificate of Limited Partnership (or Restated Certificate of Limited Partnership) whenever required by the Act or this Agreement. The General Partner shall also record a certified copy of the Certificate and any amendment in the office of the county recorder in every county in which the Partnership owns real property.

1.06.           Partnership Office; Agent. The executive office of the Partnership is 1282 Pacific Oaks Place, Escondido, California 92029, or at any other place as may be determined from time to time by the General Partner. If the General Partner changes the executive office of the Partnership, it must give written notice of the change of address to each Limited Partner at least three (3) business days before that change. The Partnership will continuously maintain an office and registered agent for service of process in California.

1.07.           Registered Agent. The registered agent is National Registered Agents, Inc., 2875 Michelle Drive, Suite 100, Irvine, California 92606.

ARTICLE 2
DEFINITIONS

2.01.           Terms. Except as the context of this Agreement requires, the terms defined in this Section 2.01, for the purposes of this Agreement, have the meanings specified in this Section 2.01. Unless otherwise defined in this Agreement, the terms used in this Agreement which are referenced in Section 15901.02 of the Act shall have the respective meaning ascribed to them in that section.

“A Unit Return” means, as of the date determined, the right of the Limited Partners to receive distributions of Cash Available For Distribution of a cumulative, non-compound return of six and three-tenths percent (6.3%) on any Unreturned Capital Contributions from the date 90 days after such Unit is issued.

“A Units” means the Units issued to LGI pursuant to Section 4.03(a). The A Units shall have the same rights, preferences and privileges as the B Units except as otherwise expressly stated in this Agreement.

“Act” means the California Uniform Limited Partnership Act of 2008 set forth in Sections 15611, et seq. of the California Corporations Code, as it may be amended.

“Acquisition Expenses” means the costs and expenses incurred by the Partnership in the purchase of the Property, including closing costs and escrow fees.

“Additional Capital Contribution” means the total amount of cash and the Gross Asset Value of any property a Partner contributes as a Capital Contribution to the Partnership pursuant to Article 4.

                      “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account at the end of each Fiscal Year of the Partnership, after giving effect to the following adjustments:

(a)         Credit to such Capital Account any amounts which such Partner is deemed obligated to restore in accordance with the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(I) and 1.704-2(i)(5); and

(b)         Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

           The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any person or entity, (i) any person or entity directly or indirectly controlling, controlled by or under common control with such person or entity; (ii) any person or entity owning or controlling 10% or more of the outstanding voting securities of such entity; (iii) any officer, director or partner of such entity; and (iv) any entity in which such person is an officer, a director or a partner, or is the owner of 10% or more of the entity’s outstanding voting securities.

“Agreement” means this Limited Partnership Agreement, as originally executed and as amended from time to time.

“Assignee” means a Person who has acquired a beneficial interest in an L.P. Interest, but who is not a “substituted Limited Partner.”

“Assigning Limited Partner” means a Limited Partner who has assigned a beneficial interest in that Partner’s L.P. Interest, but the Assignee of which has not become a “substituted Limited Partner.”

“B Units” means the Units issued to NetREIT as General Partner pursuant to Section 4.02 and as a Limited Partner pursuant to Section 4.03(b). The B Units shall have the same rights, preferences and privileges as the A Units except as expressly stated in this Agreement.

“Books and Records” means the books, records and accounts the Partnership maintains in accordance with Article 13.

“Capital Account” means, with respect to any Partner, the account maintained for such Partner in accordance with the following:

(a)         Each Partner’s Capital Account shall be increased by such Partner’s Capital Contributions, such Partner’s distributive share of the Partnership’s income, gain and credits, and by the amount of any liabilities of the Partnership that are assumed by such Partner and any liabilities that are secured by any Partnership Property that is distributed to such Partner, where the Partner is considered to have assumed the secured liability or the Partner has taken the Property subject to the liability, within the meaning of Section 752 of the Code;

(b)         Each Partner’s Capital Account shall be decreased by the amount of cash and the agreed upon fair market value of any Property distributed to such Partner pursuant to the provisions of this Agreement, such Partner’s distributive share of the Partnership’s loss and deductions, and by the amount of any liability of such Partner that the Partnership shall be considered to have assumed, or be subject to, within the meaning of Section 752 of the Code;

(c)         In the event any Transferable Interest in the Partnership is transferred in accordance with the terms of this Agreement, the Assignee shall succeed to the Capital Account of the assignor, to the extent it relates to the Transferable Interest transferred; and

(d)         In all other respects, the Partnership shall determine and maintain each Capital Account in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

                      “Capital Contribution” means the total amount of cash and the Gross Asset Value of any Property contributed to the capital of the Partnership by any Partner.

“Cash Available For Distribution” means total cash income from operations during any given accounting period, plus the cash proceeds, if any, from the sale or other disposition, refinancing, or liquidation of Partnership Properties, less cash expenses as well as any allowances or reserves for contingencies or for repair to and maintenance of Properties and anticipated Partnership obligations that the General Partner in its discretion deems necessary during the same accounting period.

“Code” means the Internal Revenue Code of 1986, as amended, and, unless otherwise stated, a reference to the Code also includes a reference to the Treasury Regulations.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Disposition” means any sale, exchange, or other Transfer of the Property or any interest therein.

“Distribution” means any cash or other property distributed, without consideration, to any or all of the Partners with respect to their Partnership Interests in the Partnership including, but not limited to, Distributions of Net Cash, but shall not include any fees or other compensation paid to any Partners or their respective Affiliate for services rendered to the Partnership in accordance with the terms and conditions of this Agreement.

“Fiscal Year” means the consecutive 12-month period starting with January 1 and ending with December 31.

“GP Affiliate” means an Affiliate of the General Partner.

                      “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)         The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the General Partner;

(b)         The Gross Asset Values of all Property shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the General Partner as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the Distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (i) and (ii) of this subsection shall be made only if the General Partner reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Partners in the Partnership;

(c)         The Gross Asset Value of any item of Property distributed to any Partner shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of Distribution as determined by the General Partner; and

(d)         The Gross Asset Values of the Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and income and loss under Article 9; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that an adjustment pursuant to subsection (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing income and loss under Article 9.

“L.P. Interest” means the Partnership Interest of a Limited Partner.

“Limited Partner” means any Original Limited Partner and any substituted Limited Partner or an additional Limited Partner who adopts and agrees to be bound by this Agreement.

“Majority Vote” means the Vote of the Limited Partners holding Percentage Interests aggregating more than fifty percent (50%).

“Management Fee” means the fee described in Section 7.01(b).

“Net Cash” means the amount of Cash Available For Distribution which the General Partner deems to distribute to the Partners, which amount shall be determined after deducting payments for Operating Expenses and any amounts set aside for the restoration, increase or creation of Reserves. Net Cash shall also include any amounts which the General Partner designates as no longer necessary for the maintenance of Reserves.

“Non-Recourse Deductions” shall have the meaning set forth in Section 1.704-2(b)(I) of the Treasury Regulations.

                      “Non-Recourse Liability” shall have the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

                      “Operating Expenses” means, with respect to any fiscal period, all costs, fees and expenses incurred by the Partnership in the ordinary course of business and operations of the Partnership during such period including, without limitation, all costs, fees and expenses incurred for debt service payments, real and personal property taxes and assessments, lease or rental payments, insurance premiums, taxes, utilities, repairs and maintenance, capital improvements or replacements, legal, accounting, bookkeeping, audit, equipment use, and telephone and facsimile expenses. Operating Expenses shall also include expenses incurred in connection with forming the Partnership, expenses incurred in connection with preparing, revising, amending, converting and modifying this Agreement and expenses incurred in connection with preparing and mailing reports furnished to the Partners for investor, tax reporting, federal and state security or other purposes. Operating Expenses shall also include any Guaranty Fee and any Management Fee.

“Partners” or “the Partners” means collectively the General Partner and the Limited Partners. Reference to “Partner” is a reference to any one of the Partners.

“Partner Non-Recourse Debt Minimum Gain” means an amount, with respect to each Partner Non-Recourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Non-Recourse Debt were treated as a Non-Recourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

“Partnership” means the Limited Partnership created under this Agreement and the Certificate of Limited Partnership to be filed with the Office of the Secretary of State.

“Partnership Interest” means a Partner’s entire interest in the Partnership which is referenced by the number of Units a Partner then owns on the Partnership’s Books and Records.

“Percentage Interest” means with respect to a Partner, the percentage of the total Units outstanding then held by the Partner.

                      “Partnership Minimum Gain” shall have the meaning ascribed to such term in Section 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

“Person” means an individual, partnership, limited partnership, limited liability company, corporation, trust, estate, association, or any other entity.

“Performance Standard” means the standard by which the satisfaction of the GP’s performance of its obligations and duties to the Partnership, including its fiduciary duties and obligation of good faith and fair dealing, is determined.

“Pro Rata” means the applicable Partner’s Percentage Interest in proportion to the percentage interest of all of the applicable Partners.

“Prudent Person Standard” means to act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in making a decision of like character and with like aims.

“Purchase Conclusion Date” means December 31, 2014.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reserves” means amounts maintained or allocated during any period reasonably deemed sufficient by the General Partner to provide for future Partnership operations or for any existing or contingent debt, obligation or liability and to provide for Distributions to be made to the Partners pursuant to Article 10 hereof.

“Sales Proceeds” means (i) all proceeds resulting in the event of sale, refinancing, condemnation or exchange of the Partnership’s assets after deduction of all expenses incurred in connection with such event; and (ii) all proceeds received as installment payments on promissory notes and/or installment contracts held by the Partnership in connection with the sale or exchange of Partnership assets after payment of any underlying indebtedness; provided, however, that such term shall not include any Reserves.

“TMP” or “Tax Matters Partner”, as defined by the Code, means NetREIT or its successor, as provided in Section 9.09, below.

“Transfer” includes an assignment, conveyance, deed, bill of sale, exchange, lease, mortgage, creation of a security interest or encumbrance, gift, and transfer by operation of law. To “Transfer” means the act of effecting a “Transfer”.

“Transferable Interest” means a Partner’s right to receive Distributions.

“Transferee” means a Person to which all or part of a Transferable Interest has been Transferred, whether or not the transferor is a Partner.

“Treasury Regulations” means the Regulations of the United States Department of the Treasury promulgated under the Code.

“Unit” means a Unit of L.P. Interest and unless otherwise expressly provided in this Agreement refers to both the A Units and the B Units.

“Unreturned Capital Contributions” means the amount, if any, by which a Partner’s aggregate Capital Contributions exceed the aggregate Distributions paid to the Partner as of the date the determination is made.

“Vote” means a Record of a vote, approval or consent of a Partner obtained at a duly held meeting or action without a meeting, which Vote is authorized or permitted under this Agreement. Unless otherwise expressly stated in this Agreement, or required under the Act, the Limited Partners shall Vote as a single class of Units.

ARTICLE 3
MEMBERS OF PARTNERSHIP

3.01.           Original Partners. The Partners of this Partnership are the General Partner and each of the Limited Partners who initially purchase Units.

3.02.           Admission of Additional General Partners. Except as expressly provided in this Agreement, a person may be admitted as a General Partner after the Certificate of Limited Partnership is filed only with the written consent of the General Partner and a Majority Vote.

3.03.           Replacement of Sole Remaining General Partner. If a General Partner ceases to be a General Partner and there is no remaining General Partner, one or more new General Partners may be admitted by a Majority Vote of the Limited Partners, provided the Limited Partners agree in writing to continue the business of the Partnership pursuant to Section 11.03 of this Agreement. If a General Partner ceases to be a General Partner, and there is one or more remaining General Partners, the Partnership shall not dissolve if the remaining General Partner or all the remaining General Partners, if more than one remains, continue the business of the Partnership.

3.04.           Admission of Additional Limited Partners. Subject to the provisions of Article 12 of this Agreement, governing Transfers of L.P. Interests, a person may acquire an L.P. Interest in the Partnership directly from the Partnership and be admitted as an additional Limited Partner only on the prior written approval of the General Partner.

3.05.           Admission of Substituted Limited Partner. The Transferee of an L.P. Interest, or portion thereof, may be admitted as a substituted Limited Partner only with the prior written approval of the General Partner. For the purposes of this Agreement, a Transferee of a Unit shall constitute the recipient of a Transfer of an L.P. Interest under this Agreement, including Article 12.

3.06.           Additional Partners Bound by Agreement. Before any Person is admitted to the Partnership as a General or Limited Partner, that Person shall agree in writing to be bound by all of the provisions of this Agreement.

3.07.           Amendment of Partnership Records. On admission of a General Partner or new or substituted Limited Partner, the General Partner shall add the name, address, contribution, and the number of Units and/or Percentage Interest that Partner holds in the Partnership to the list of Partners kept in the principal executive office of the Partnership.

3.08.           Right to Dissociate as Limited Partner; Causes of Dissociation.

(a)        A Person does not have a right to dissociate as a Limited Partner before the termination of the Partnership.

(b)        A Person is dissociated from the Partnership as a Limited Partner upon the occurrence of any of the following events:

(1)	the Partnership’s having notice of the Person’s express will to withdraw as a Limited Partner or on a later date specified by the Person;

(2)	the Person’s expulsion as a Limited Partner by the unanimous consent of the other Partners if:

(A)	it is unlawful to carry on the Partnership’s activities with the Person as a Limited Partner;

(B)	there has been a Transfer of all of the Person’s Partnership Interest, other than a Transfer for security purposes, or a court order charging the Person’s interest, which has not been foreclosed;

(C)
the Person is a corporation and, within 90 days after the Partnership notifies the Person that it will be expelled as a Limited Partner because it has filed a certificate of dissolution or the equivalent, its charter has been revoked, or its right to conduct business has been suspended by the jurisdiction of its incorporation, there is no revocation of the certificate of dissolution or no reinstatement of its charter or its right to conduct business; or

(D)	the Person is a limited liability company or partnership that has been dissolved and whose business is being wound up;

(3)	on application by the Partnership, the Person’s expulsion as a Limited Partner by judicial order because:

(A)	the Person engaged in wrongful conduct that adversely and materially affected the Partnership’s activities;

(B)	the Person willfully or persistently committed a material breach of this Agreement or of the obligation of good faith and fair dealing under subdivision (b) of Section 15903.05 of the Act; or

(C)	the Person engaged in conduct relating to the Partnership’s activities which makes it not reasonably practicable to carry on the activities with the Person as Limited Partner;

(4)	in the case of a Person who is an individual, the Person’s death;

(5)
in the case of a Person that is a trust or is acting as a Limited Partner by virtue of being a trustee of a trust, Distribution of the trust’s entire Transferable Interest in the Partnership, but not merely by reason of the substitution of a successor trustee;

(6)
in the case of a Person that is an estate or is acting as a Limited Partner by virtue of being a personal representative of an estate, Distribution of the estate’s entire Transferable Interest in the Partnership, but not merely by reason of the substitution of a successor personal representative;

(7)	termination of a Limited Partner that is not an individual, partnership, limited liability company, corporation, trust, or estate;

(8)	the Partnership’s participation in a conversion or merger under Article 11 (commencing with Section 15911.01 of the Act) if the Partnership:

(A)	is not the converted or surviving entity; or

(B)	is the converted or surviving entity but, as a result of the conversion or merger, the Person ceases to be a Limited Partner.

3.09.	Effect of Dissociation as Limited Partner.

(a)        Upon a Person’s dissociation as a Limited Partner:

(1)	subject to Section 15907.04 of the Act, the Person does not have further rights as a Limited Partner;

(2)
the Person’s obligation of good faith and fair dealing as a Limited Partner under subdivision (b) of Section 15903.05 of the Act continues only as to matters arising and events occurring before the dissociation; and

(3)
subject to Section 15907.04 of the Act and Article 11 (commencing with Section 15911.01 of the Act), any Transferable Interest owned by the Person in its capacity as a Limited Partner immediately before dissociation is owned by the Person as a mere Transferee.

(b)        A Person’s dissociation as a Limited Partner does not of itself discharge the Person from any obligation to the Partnership or the other Partners which the Person incurred while a Limited Partner.

3.10.           Causes of Dissociation as General Partner. A person is dissociated from the Partnership as a General Partner upon the occurrence of any of the following events:

(a)         the Partnership’s having received notice, or in the form of Record, of the Person’s express will to withdraw as a General Partner or on a later date specified by the Person in such notice;

(b)         the Person’s removal as a General Partner pursuant to Section 5.05 of this Agreement;

(c)         the Person’s removal as a General Partner by the unanimous consent of the other Partners if:

(1)	it is unlawful to carry on the Partnership’s activities with the Person as a General Partner;

(2)
there has been a Transfer of all or substantially all of the Person’s Partnership Interest, other than a Transfer for security purposes, or a court order charging the Person’s Partnership Interest, which has not been foreclosed;

(3)
the Person is a corporation and, within 90 days after the Partnership notifies the Person that it will be expelled as a General Partner because it has filed a certificate of dissolution or the equivalent, its charter has been revoked, or its right to conduct business has been suspended by the jurisdiction of its incorporation, there is no revocation of the certificate of dissolution or no reinstatement of its charter or its right to conduct business; or

(4)	the Person is a limited liability company or partnership that has been dissolved and whose business is being wound up;

(d)         on application by the Partnership, the Person’s expulsion as a General Partner by judicial order because:

(1)	the Person engaged in wrongful conduct that adversely and materially affected the Partnership’s activities;

(2)	the Person willfully or persistently committed a material breach of this Agreement or of a duty owed to the Partnership or other Partners under Section 15904.08 of the Act; or

(3)	the Person engaged in conduct relating to the Partnership’s activities which makes it not reasonably practicable to carry on the activities of the Partnership with the Person as a General Partner;

(e)         the Person’s:

(1)	becoming a debtor in bankruptcy;

(2)	execution of an assignment for the benefit of creditors;

(3)	seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidator of the Person or of all or substantially all of the Person’s property; or

(4)
failure, within 90 days after the appointment, to have vacated or stayed the appointment of a trustee, receiver, or liquidator of the General Partner or of all or substantially all of the Person’s property obtained without the Person’s consent or acquiescence, or failing within 90 days after the expiration of a stay to have the appointment vacated;

(f)	in the case of a Person who is an individual:

(1)	the Person’s death;

(2)	the appointment of a guardian or general conservator for the Person; or

(3)	a judicial determination that the Person has otherwise become incapable of performing the Person’s duties as a General Partner under this Agreement;

(g)
in the case of a Person that is a trust or is acting as a General Partner by virtue of being a trustee of a trust, Distribution of the trust’s entire Transferable Interest in the Partnership, but not merely by reason of the substitution of a successor trustee;

(h)
in the case of a Person that is an estate or is acting as a General Partner by virtue of being a personal representative of an estate, Distribution of the estate’s entire Transferable Interest in the Partnership, but not merely by reason of the substitution of a successor personal representative;

(i)	termination of a General Partner that is not an individual, partnership, limited liability company, corporation, trust, or estate; or

(j)	the Partnership’s participation in a conversion or merger under Article 11 (commencing with Section 15911.01 of the Act), if the Partnership:

(1)	is not the converted or surviving entity; or

(2)	is the converted or surviving entity but, as a result of the conversion or merger, the Person ceases to be a General Partner.

3.11.           Power to Dissociate as General Partner; Wrongful Dissociation.

(a)         A Person has the power to dissociate as a General Partner at any time, rightfully or wrongfully, by express will pursuant to subdivision (a) of Section 15906.03 of the Act.

(b)         A Person’s dissociation as a General Partner is wrongful only if:

(1)         it is in breach of an express provision of this Agreement; or

(2)         it occurs before the termination of the Partnership, and

(A)          the Person withdraws as a General Partner by express will;

(B)	the Person is expelled as a General Partner by judicial determination under subdivision (e) of Section 15906.03 of the Act;

(C)	the Person is dissociated as a General Partner by becoming a debtor in bankruptcy; or

(D)
in the case of a Person that is not an individual, trust other than a business trust, or estate, the Person is expelled or otherwise dissociated as a General Partner because it willfully dissolved or terminated.

(c)
A Person that wrongfully dissociates as a General Partner is liable to the Partnership and, subject to Section 15910.01 of the Act, to the other Partners for damages caused by the dissociation. The liability is in addition to any other obligation of the General Partner to the Partnership or to the other Partners.

3.12.           Effect of Dissociation as General Partner.

(a)         Upon a Person’s dissociation as a General Partner:

(1)	the Person’s right to participate as a general partner in the management and conduct of the Partnership’s activities terminates;

(2)	the Person’s duty of loyalty as a general partner under paragraph (3) of subdivision (b) of Section 15904.08 of the Act terminates;

(3)
the Person’s duty of loyalty as a general partner under paragraphs (1) and (2) of subdivision (b) of Section 15904.08 of the Act and duty of care under subdivision (c) of Section 15904.08 of the Act continue only with regard to matters arising and events occurring before the Person’s dissociation as a General Partner;

(4)
the Person may sign and deliver to the California Secretary of State for filing, on a form prescribed by the Secretary of State, a certificate of dissociation pertaining to the Person and, at the request of the Partnership, shall sign an amendment to the Certificate of Limited Partnership which states that the Person has dissociated; and

(5)
subject to Section 15907.04 and Article 11 (commencing with Section 15911.01 of the Act), any Transferable Interest owned by the Person immediately before dissociation in the Person’s capacity as a General Partner is owned by the Person as a mere Transferee.

(b)         A Person’s dissociation as a General Partner does not of itself discharge the Person from any obligation to the Partnership or the other Partners which the Person incurred while a General Partner.

ARTICLE 4
CAPITALIZATION

4.01.           General. The Partners shall make the Capital Contributions to the Partnership required under this Article 4. All Capital Contributions constitute general funds of the Partnership available for any purpose within the Partnership’s stated purpose as set forth in Section 1.02. If a Partnership Interest is Transferred, the Capital Contributions attributable to the Transferred Interest will continue to be attributed to the Transferee of the Transferable Interest.

4.02.           General Partner Capital Contribution. As General Partner, NetREIT shall contribute the sum of Five Thousand Dollars ($5,000) in cash to the Partnership for which it will receive one-tenth of a B Unit.

4.03.           Limited Partners Capital Contribution. The Limited Partners shall make the following Capital Contributions to the Partnership:

 (a)           For its L.P. Interest in the Partnership, LGI shall contribute to the Partnership good fee title pursuant to, and in accordance with the terms and conditions of, the Property Contribution Agreement And Joint Escrow Instructions made and entered into by LGI and NetREIT (the “Contribution Agreement”), an original of which shall be maintained as a Record by the Partnership. Unless otherwise expressly stated herein, capitalized terms used in this Agreement relating to the contribution of the Property to the Partnership shall have the meanings subscribed to them in the Contribution Agreement. For such Capital Contribution to the Partnership, LGI shall receive the number of A Units equal to the Net Value of the Property at Closing divided by $50,000.

(b)           For its L.P. Interest in the Partnership, NetREIT shall contribute to the Partnership the following:

(i)           Good title to the number of shares of its 6.3% Preferred Stock NetREIT is required to issue at Closing pursuant to Section 2.2.1 of the Contribution Agreement. The Rights, Preferences and Privileges of the Preferred Stock are set forth in the statement duly filed with the Maryland Secretary of State. For such Capital Contribution, NetREIT shall receive the number of B Units equal to the product of the number of Preferred Shares so determined multiplied by $1,000 divided by $50,000; and

(ii)           The amount of cash payments NetREIT has made through Closing in payment of Capitalization Costs required to be paid pursuant to Section 2.2.2 of the Contribution Agreement, for which it will receive the number of B Units equal to the amount of such cash payments divided by $50,000.

4.04.           Additional Capital Contributions.

(a)         The Limited Partners shall not be required to make any additional contributions of capital to the Partnership.

(b)         The General Partner may propose that additional Capital Contributions be made to the Partnership whenever it, in its sole discretion, determines that additional funds are required or advisable for the Partnership’s business and activities in furtherance of its stated purpose as set forth in Section 1.02. Upon such determination, the General Partner shall give written notice (the “Call Notice”) to the Limited Partners. The Call Notice shall specify the amount of the additional capital the Limited Partners are requested to contribute (the “Capital Call”), the intended purpose of the additional capital, the Limited Partner’s portion of the Capital Call and the date on which the Limited Partners must pay the requested Capital Call (the “Payment Date”), provided the Payment Date shall not be less than ten (10) business days after the date the General Partner gives the Call Notice to the Limited Partners.

(c)         If a Partner fails to remit its Capital Call on or before the Payment Date (a “Non-electing Partner”), each of the other Partners, if the Partner has paid its Capital Call, may elect to advance the amount necessary to cover the Non-electing Partner’s Capital Call (the “Shortfall”). If more than one Partner elects to advance the Shortfall, each such Partner shall have the right to do so Pro Rata.

(d)         Anything in this Agreement to the contrary notwithstanding, any Partner who contributes a Shortfall or portion thereof to the Partnership shall have the right to receive all Distributions which are otherwise to be distributed to a Non-electing Partner responsible for the Shortfall until the contributing Partner has received such Distributions equal to the amount of the Shortfall, or portion thereof, it contributed plus a premium in the amount equal to ten percent (10%) per annum, uncompounded, thereon, from the date of such contribution through the date of the final Distribution of such amount, with any such Distributions first being applied to such premium then to repayment of the Shortfall contribution.

4.05.           Interest on Contributions. No interest will be paid on any Capital Contributions to the Partnership capital.

4.06.           Withdrawal and Return of Capital.

(a)         No Partner has the right to withdraw any portion of the Partnership’s capital and no Partner, General or Limited, is entitled to the return of its Capital Contribution, by reason of its withdrawal, expulsion or otherwise, except upon the termination of the Partnership as provided in this Agreement.

(b)         No Partner is entitled to demand the Distribution of Partnership Property in kind.

ARTICLE 5
MANAGEMENT OF PARTNERSHIP AFFAIRS

5.01.           Control and Management. The General Partner has the sole and exclusive control of the Limited Partnership. Subject to any limitations expressly set forth in this Agreement, the General Partner has the power and authority to take any action from time to time as it may deem to be necessary, appropriate, or convenient in connection with the management and conduct of the Partnership’s business and affairs, including without limitation, the power to do the following on such terms and conditions as the General Partner may, from time to time, determine:

(a)           Take any and all other action permitted by law that is customary in or reasonably related to the conduct of the Partnership business or affairs;

(b)           Acquire property, including both real and personal property, for the use of the Partnership;

(c)           Enter into any agreement respecting the operation, repair and maintenance of the Property;

(d)           Lease, license or otherwise grant the right to temporarily or permanently use, occupy or possess the Property;

(e)           Sell, exchange or otherwise dispose of the Property when the General Partner deems the disposition to be in the best interests of the Partnership;

(f)           Finance the Partnership’s activities by borrowing money from third parties on the terms and under the conditions as the General Partner deems appropriate. When money is borrowed for Partnership purposes, the General Partner is authorized to pledge, mortgage, encumber, or grant a security interest in Partnership properties as security for the repayment of those loans;

(g)           Employ, retain, or otherwise secure the services of any personnel or firms deemed necessary by the General Partner for or to facilitate the conduct of Partnership business affairs, all on the terms and for the consideration as the General Partner deems advisable;

(h)         Acquire and enter into any contract of insurance which the General Partner deems necessary or appropriate for the protection of the Partnership and the General Partner, for the conservation of the Partnership assets, or for any purpose convenient or beneficial to the Partnership;

(i)         Employ persons in the operation and management of the business of the Partnership, including but not limited to, supervisory managing agents, legal counsel, insurance brokers and loan brokers, on such terms and for such compensation as the General Partner shall determine;

(j)          Prepare or cause to be prepared reports, statements, and other relevant information for distribution to Partners, including annual and quarterly interim reports;

(k)          Open and maintain a separate bank account in the name of the Partnership with such banks or other financial institutions as the General Partner may, in its sole discretion, determine and may deposit therein funds of the Partnership. No other funds may be deposited in the account. The funds in that account must be used solely for the business of the Partnership, and all withdrawals from that account are to be made only on checks signed by the General Partner or any other person or persons whom the General Partner may designate from time to time;

(l)          Cause the Partnership to make or revoke any of the elections set forth in the Code, including those referred to in Sections 108, 709, 754, and 1017 thereof; provided, however, that the General Partner may not cause the Partnership to elect to be taxed as a corporation without the consent of all the Partners;

(m)         Determine the appropriate accounting method or methods to be used by the Partnership in accordance with the Code;

(n)         Act on behalf of the Partnership as its designated Tax Matters Partner within the meaning of Section 6231(a)(7) of the Code;

(o)         Amend this Agreement to reflect the addition or substitution of a Limited Partner or the reduction of Capital Accounts upon the return of capital to a Partner;

(p)         Execute, acknowledge and deliver any and all instruments to effectuate the foregoing, and to take all such action in connection therewith as the General Partner shall deem necessary or appropriate; and

(q)         Purchase property in its own name (and assume loans in connection therewith) and temporarily hold title thereto for the purpose of facilitating the acquisition of such property or the borrowing of money for the Partnership or any other purpose related to the business of the Partnership; provided, however, that such Property is purchased by the Partnership for a purchase price no greater than the cost of such Property to the General Partner, and there is no other benefit arising out of such transactions for the General Partner.

5.02.           Certain Rights and Obligations of the Limited Partners

(a)         The Limited Partners shall have no obligation or right to take part, directly or indirectly, in the general, day-to-day conduct of the business of the Partnership. The Limited Partners shall not take part in or have any control over the Partnership’s management and operations. The Limited Partners have no authority over the amount and timing of Distributions by the Partnership to the Partners, the right to require or effect Partnership expenditures or the sale of Partnership assets, or the right to engage employees, agents, or independent contractors by or on behalf of the Partnership.

(b)         The Limited Partners may do any of the following, any of which acts shall not be considered prohibited by Section 5.04:

(1)	Act as a contractor for an agent or employee of the Partnership or a General Partner, or an officer, director, member or shareholder of a General Partner;

(2)	Consult with and advise a General Partner with regard to the business of the Partnership;

(3)	Act as surety for the Partnership or guarantee one or more specific debts of the Partners;

(4)	Approve or disapprove an amendment to this Agreement.

(c)         The Limited Partners do not have the right to Vote on any matters not expressly required or permitted under this Agreement.

5.03.           Acts Requiring the Consent of the Limited Partners. The General Partner shall not do any of the following without the Vote of the Limited Partners:

(1)	Amend the Partnership Agreement (except as allowed pursuant to Section 14.01(5) and Section 9.07);

(2)	Change the business purpose of the Partnership;

(3)	Dissolve and wind up the Partnership;

(4)
Merge the Partnership or Transfer or grant a security interest in all or a substantial part of the assets of the Partnership, other than the sale of the Property in a transaction meeting the requirements of Section 1031 of the Code, which transaction results in the non-recognition of all taxable income which would have resulted from the sale if it did not meet the requirements of Section 1031; or

(5)	After the Purchase Conclusion Date, invest any proceeds from the sale or other disposition of a Property or invest any Cash Available For Distribution in an additional Model Home.

5.04.           Specified Prohibited Acts by the Partners. During the time of the organization or continuance of this Partnership, neither the General Partner nor the Limited Partners may take, and the Partners specifically promise not to take, any of the following actions:

(1)	Use the name of the Partnership (or any substantially similar name) or any trademark or trade name adopted by the Partnership, except in the ordinary course of the Partnership business;

(2)	Disclose to any nonpartner any of the Partnership business practices, trade secrets, or any other information not generally known to the business community;

(3)	Do any other act or deed with the intention of harming the business operations of the Partnership;

(4)	Do any act contrary to this Agreement, except with the prior express written approval of all Partners;

(5)	Do any act that would make it impossible to carry on the intended or ordinary business of the Partnership;

(6)	Confess a judgment against the Partnership;

(7)	Abandon, transfer or dispose of Partnership Property.

5.05.           Removal of the General Partner.

(a)         The Limited Partners may remove the General Partner only for cause upon prior notice of at least five (5) business days, unless the circumstance constituting “cause” is corrected within ten (10) business days after notice, if it can be corrected.  However, the Limited Partners may not remove a General Partner solely because the General Partner has assigned all of its interest in the Partnership to a third party. Such notice to the General Partner of its removal must be in writing and must set forth the day on which the removal is to be effective and state in sufficient detail the reason for removal.  If there is no other remaining General Partner, and the Limited Partners fail to appoint a new General Partner pursuant to Section 3.03 of this Agreement within six (6) months after the removal is effective, the Partnership will be dissolved and its business wound up and terminated.

(b)         Should the General Partner cease to be a General Partner (the “Withdrawing General Partner”), any remaining or newly appointed General Partner may continue the Partnership. A former General Partner whose interest has been converted to that of a Limited Partner has the same rights and obligations under this Agreement as any other Limited Partner.

(c)	For the purposes of removal, the following shall constitute cause:

(1)	The General Partner’s willful neglect of duties as General Partner;

(2)
The conviction of any executive officer or management level employee of the General Partner for theft or a crime of moral turpitude which directly involves or relates to the General Partner’s duties or obligations as General Partner;

(3)	The General Partner’s wrongful taking or application of Partnership funds; and

(4)	The General Partner’s voluntary or involuntary filing for bankruptcy.

5.06.           Conversion of Interest of Terminated General Partner. The General Partner Interest of the Withdrawing General Partner shall, upon the effective date of withdrawal, become an L.P. Interest without change in right to allocations of Distributions and income and loss under Article 9, and the Withdrawing General Partner shall become a Limited Partner with respect to its Transferable Interest with all the rights, duties and obligations of a Limited Partner under this Agreement except, it shall be deemed to hold one Unit for the purposes of Voting on Partnership matters.

5.07.           Duties of a Successor or Remaining General Partner. In the event a General Partner withdraws or otherwise ceases to be a General Partner, each remaining or successor General Partner shall indemnify and hold harmless such former General Partner, or the personal representative and estate of the former General Partner, from all liability arising out of or related to any act or failure to act by the Partnership that occurs on or after the effective date of the former General Partner’s withdrawal or termination. Further, each remaining and/or additional General Partner must immediately cause the Partnership to amend its Certificate of Limited Partnership as required by the Act, and cause to be prepared, executed, acknowledged, filed, served, and published all other notices required by law to protect the Withdrawing General Partner or the personal representative and estate of the Withdrawing General Partner from all liability for the future obligations of the Partnership business.

5.08.           Engagement of Property Manager. The Partners agree that they shall engage CHG Properties, Inc., a California corporation (“CHG Properties”), to manage the Property pursuant to the terms and conditions of the Property Management Agreement attached hereto as Exhibit C. In accordance with the Property Management Agreement, the Property Manager (“Manager”) is authorized, at the direction of the Tenants, to seek and negotiate the terms of (a) any Lease, (b) any Loan and (c) the Disposition of the Property, provided that the General Partner’s consent shall be required to effect (i) any Disposition of the Property, (ii) any Lease, (iii) any Loan, (iv) any property management agreement or amendment thereto, or (v) any expenditure for Operation of the Property involving a single expenditure or series of expenditures for the same purpose requiring an expenditure of funds in excess of Ten Thousand Dollars ($10,000).

ARTICLE 6
THE GENERAL PARTNER’S DUTIES AND STANDARD OF CARE

6.01.           Devotion of Time by General Partner. The General Partner is required to devote its attention and business capacity to the affairs of the Partnership to the extent it is reasonably necessary to conduct the business and affairs of the Partnership. In this connection, the Partners acknowledge that the General Partner may manage other partnerships, and may continue to engage in other types of distinct or related businesses, whether or not competitive with the business of the Partnership.

6.02.           Use of Partnership Assets. The General Partner may not use, and specifically promises not to use, directly or indirectly, the assets of this Partnership for any purpose other than conducting the business of the Partnership, for the full and exclusive benefit of all its Partners.

6.03.           Authority for Use of Nominees. All Partners recognize that practical difficulties exist in doing business as a limited partnership, occasioned by third parties seeking to determine the capacity of the General Partner to act for and on behalf of the Partnership, or for other reasons. Therefore, each of the Limited Partners hereby expressly authorizes the General Partner to acquire all real and personal property, arrange all financing, enter contracts, and complete all other arrangements needed to effectuate the purpose of this Partnership, either in its own name or in the name of a nominee, without having to disclose the existence of this Partnership. If the General Partner decides to transact the Partnership business in the name of a nominee, it shall place a written declaration of trust in the Partnership books and records that acknowledges the capacity in which the nominee acts and the name of the Partnership as the true principal or owner.

6.04.           Permitted Business with Partnership.

(a)         Except as otherwise provided in this Agreement, and subject to Section 5.03 and Section 5.04, the General Partner may:

(1)	Provide services to or for the Partnership as are otherwise permitted under this Agreement;

(2)
Loan cash or assets to, borrow cash or assets from, sell assets to and/or purchase assets from the Partnership, so long as such transactions are commercially reasonable to the Partnership and on terms and conditions commensurate with those the Partnership could reasonably obtain from unrelated parties in comparable transactions.

(b)         Nothing in this Agreement shall prevent the General Partner, or prevent any Limited Partner with the General Partner’s consent and authorization, from lending money to the Partnership on a promissory note or similar evidence of indebtedness for a reasonable rate of interest. Any such Partner lending money to the Partnership has the same rights and risks regarding the loan as would any person or entity making the loan who was not a member of the Partnership.

6.05.           The General Partner’s Fiduciary Duties. The General Partner’s fiduciary duties to the Partnership and the other Partners consist of the duty of loyalty and the duty of care.

(a)         In discharging and exercising its duties to the Partnership, the General Partner is under an obligation of good faith and fair dealing. The Prudent Person Standard shall be used in determining whether the General Partner has satisfied its obligation of good faith and fair dealing.

 (b)         The General Partner shall have met its fiduciary duty of care to the Partnership and the other Partners in its conduct and winding up of the Partnership’s business if its acts or failures to act in connection therewith do not constitute gross negligence or reckless conduct, intentional misconduct or a knowing violation of the law. In exercising its duty of care, the General Partner may rely on factual findings, advice and opinions of attorneys, accountants, real estate brokers, appraisers or other persons who customarily determine such facts or provide such advice or opinions within the scope of their employment or profession.

(c)         The General Partner’s duty of loyalty to the Partnership and the other Partners includes the following:

(1)
Hold the Partnership’s Property as a trustee and to account for any Property, profit or benefit derived by the General Partner in the conduct and winding up of the Partnership’s activities or derived from the General Partner’s use of the Partnership’s Property, including the appropriation of a limited partnership opportunity;

(2)	Refrain from dealing with the Partnership in the conduct or winding up of the Partnership’s activities as or on behalf of a party having an interest adverse to the Partnership; and

(3)	Refrain from competing with the Partnership in the conduct or winding up of the Partnership’s activities.

(d)         The General Partner will not violate any fiduciary duty or other obligation to the Partnership or its Partners merely because the General Partner’s conduct furthers the General Partner’s own interest.

(e)         This Article 6 to the contrary, the General Partner shall not breach its fiduciary duty to the Partnership or the Partners or fail to meet its obligation of good faith and fair dealing if it causes the Partnership to engage CHG Properties, Inc. or another of its affiliates as property manager, or if it acts, or fails to act, in matters involving a conflict of interest between the General Partner and the Partnership and/or any Partner, if the act, or failure to act is:

(1)         In the interests of the Partnership;

(2)         Fair and reasonable to the Partnership; and

(3)
If the action involves the purchase of services, goods or materials, such purchase is on terms that are comparable to those which would be available from unrelated Persons of comparable abilities or resources in the same geographic location.

Provided, however, that the General Partner’s failure to act within the foregoing parameters shall not create any presumption or implication that the General Partner has breached its fiduciary duty to the Partnership or its obligation of good faith and fair dealing.

(f)         The Limited Partners, by a Majority Vote, after full disclosure to all Partners of all material facts, may approve or ratify a specific act or transaction that would violate the General Partner’s duty of loyalty.

6.06.           Performance Standard. The Performance Standard shall be the Prudent Person Standard.

6.07.           Liability Limitations and Indemnification of the General Partner.

(a)         The General Partner does not, in any way, guarantee the return of the Limited Partner’s capital or a profit from the operations of the Partnership. The General Partner is not responsible to any Limited Partner because of a loss of that Partner’s investment or a loss in operations, unless the loss has been occasioned by fraud, deceit, or a wrongful taking by the General Partner.

(b)         Neither the General Partner and nor any GP Affiliate shall be held liable, responsible or accountable in damages or otherwise to the Partnership or any of the Partners for any loss suffered which arises out of any action or inaction if, in good faith, it is determined that such course of conduct was in the best interest, purpose, and powers of the Partnership and such course of conduct did not constitute gross negligence, gross malfeasance, willful misconduct, or intentional breach of fiduciary duty.

The General Partner and the GP Affiliates, whether or not then serving in that capacity, and their officers, managers, directors and employees (each, a “Representative”) shall be indemnified by the Partnership against all liabilities, costs and expenses reasonably incurred by or imposed upon the General Partner or any GP Affiliate or Representative, or in connection with or arising out of any action, suit or proceeding in which it may be involved or to which it may be made a party by reason of it being or having been a General Partner, a GP Affiliate or a Representative, such expenses to include the cost of reasonable settlements (other than amounts paid to this Partnership itself) made with a view to curtailment of costs of litigation. Upon the General Partner’s request, the Partnership shall advance any such costs. This Partnership shall not, however, indemnify the General Partner, any GP Affiliate or any Representative with respect to matters as to which it shall be finally adjudged in any such action, suit or proceeding to have been guilty of gross negligence, gross malfeasance, willful misconduct or intentional breach of fiduciary duty. The indemnification authorized by this Section shall include the payment of reasonable attorneys’ fees and other expenses (not limited to taxable costs) incurred in settling or defending any claims or threatened action, including any disputes with the Internal Revenue Service or taxing authorities, or finally adjudicated legal proceedings.

ARTICLE 7
COMPENSATION TO THE GENERAL PARTNER AND GP AFFILIATES

7.01.           Expressly Authorized Compensation. In addition to its share of Distributions from the Partnership as provided in the Partnership Agreement, the Partnership may pay the General Partner and/or its designated GP Affiliate the following:

(a)         Management Fee. The General Partner, or a GP Affiliate, shall be entitled to receive a monthly management fee equal to 3.5% of the gross rentals received by the Partnership during the month.

(b)         Reimbursable Expenses. The General Partner will be entitled to be reimbursed by the Partnership for its actual costs and out-of-pocket expenses relating to (i) the formation and organization of the Partnership; (ii) the offer and sale of the Units; (iii) the preparation and distribution of financial and operating reports to the Limited Partners; and (iv) accounting and legal expenses in connection with the preparation and filing of the Partnership’s information statements, tax returns and financial statements.

(c)         Guaranty Fee. We will pay the General Partner or any GP Affiliate a fee for its guarantee of any Partnership loan obligation. This fee will not exceed 0.75% of the original principal balance of the loan guaranteed and, at the beginning of each subsequent year 0.25% of the unpaid principal balance plus accrued but unpaid interest and other charges owing on January 1 of the year.

ARTICLE 8
LIABILITIES OF PARTNERS

8.01.           Liability of General Partner. Except as otherwise provided in this Agreement, the liability of a General Partner arising from the conduct of the business affairs or operations of the Partnership or for the debts of the Partnership shall not exceed the liability required of a general partner of a limited partnership required by the Act.

8.02.           Liability of Limited Partner. Except as expressly stated in this Agreement, the liability of the Limited Partners is restricted and limited to the amount of the actual Capital Contributions the Limited Partner makes or agrees to make to the Partnership. No Limited Partner is personally liable for any debt, obligation, or liability of the Partnership. The Limited Partners may not be required to pay to the Partnership or to any other Partner any deficit or negative balance that may periodically exist in the Partner’s Capital Account as a result of any allocation made in accordance with this Agreement.

8.03.           Transaction of Business with a Limited Partner. Any Limited Partner may engage in or possess an interest in other business ventures of every nature and description independently of the Partnership and the other Partners. Neither the Partnership nor the Partners have any right by virtue of this Agreement in and to any independent ventures or to the income or profits derived from them. No such activity by a Limited Partner shall constitute a breach of that Partner’s fiduciary duty to the Partnership or any other Partner.

8.04.           Transaction of Business with the Partnership. With the General Partner’s written consent and authorization, any Limited Partner may transact other business with the Partnership. If any Partner transacts business with the Partnership, that Partner has the same rights and obligations with regard to the Partnership as a Person who is not a Partner.

ARTICLE 9
ALLOCATION OF PROFITS AND LOSSES

9.01.           Allocation of Income, Gain, Loss, Credits and Deductions. The Partnership income, gain, loss, credits and deductions shall be allocated in the manner set forth in Appendix A, which is attached hereto and hereby incorporated herein by reference.

ARTICLE 10
DISTRIBUTIONS

10.01.           General. The General Partner shall have the discretion to manage the Cash Available For Distribution with the goal to provide regular monthly Distributions equal to the A Unit Return to the Limited Partners.

10.02.                      Distributions Prior to Dissolution. Until the Purchase Conclusion Date, all Cash Available For Distribution shall be paid to the Limited Partners as follows:

(a)           First to the holders of A Units until they have received aggregate Distributions during the calendar year in which such Distribution is paid equal to the A Unit Return.

(b)           Thereafter, Cash Available For Distribution shall be paid to the holders of B Units Pro Rata.

10.03.                      Distributions upon Dissolution. Upon dissolution or termination, the Partnership shall be liquidated and all of the Partnership’s remaining assets shall be sold or otherwise disposed of in an orderly manner and the Partnership’s debts shall be paid and remaining Net Cash shall be first applied to the payment of, or reserve for, Partnership liabilities. Subject to any Capital Account adjustments, and after allocation of applicable income and loss in accordance with Article 9, any then remaining Net Cash shall be distributed to the Partners in accordance with Article 9. The General Partner may make Distributions in kind under this Section 10.03 with respect to the A Units by distributing shares of any of NetREIT’s 6.3% Preferred Stock it then owns, which Distributions in kind shall be valued at the liquidation value of such 6.3% Preferred Stock.

10.04.           Restriction on Distributions. Notwithstanding any provisions to the contrary in this Article 10, no Distributions may be made by the Partnership to the Partners if, after giving effect to the Distribution, the Partnership would not be able to pay its debts as they become due in the usual course of business. The Partner or General Partner who approves a Distribution in violation of this Agreement or the Act is personally liable to the Partnership for the amount of the Distribution that exceeds what could have been distributed without violating this Agreement or the Act, if it is established that such Partner or General Partner did not act in compliance with this Section 10.04.

10.05.                      Return of Distributions. Except for Distributions made in violation of the Act or in violation of this Agreement, no Partner shall be obligated to return to the Partnership any Distribution previously made to such Partner, or pay the amount of any Distribution for the account of the Partnership or to any creditor of the Partnership. The amount of any Distribution returned to the Partnership by a Partner or paid by a Partner for the account of the Partnership or to a creditor of the Partnership shall be added to the account or accounts from which it was subtracted when it was distributed to the Partner.

10.06.                      Section 754 Election. Upon the Transfer of a Transferable Interest in the Partnership by a Partner, at the request of such transferring Partner, and subject to the approval of the General Partner, the Partnership will make the election provided for in Section 754 of the Code, provided such election is approved by the General Partner. The expense of making such election, including the additional accounting expenses, shall be borne by the requesting Partner. Such election shall be filed with the Partnership tax information return for the first Fiscal Year in which the election takes effect.

ARTICLE 11
DISSOLUTION OF THE PARTNERSHIP

11.01.           Dissolution and Winding Up. The Partnership will be dissolved, and its affairs will be wound up, on the expiration of the term provided for the existence of the Partnership in Section 1.04 or on the occurrence of any of the events specified in Sections 11.02 through Section 11.05, inclusive, whichever is the first to occur.

11.02.           Dissolution by Consent. The Partnership will be dissolved on any date specified in a consent to dissolution signed by the General Partner and approved by a Majority Vote of the Limited Partners.

11.03.           Dissolution upon Dissociation of a General Partner.

(a)  The Partnership will dissolve and its affairs will be wound up when a General Partner ceases to be a General Partner under this Agreement, unless (1) at the time there is at least one other General Partner and the remaining General Partner, or all the General Partners if more than one remains, continue the business of the Partnership, or (2) if no General Partner remains, the Limited Partners take the actions described in subparagraph (b) of this Section 11.03.

(b)         If a General Partner ceases to be a General Partner and there is no remaining General Partner, the Partnership will dissolve and its affairs will be wound up unless the Limited Partners agree by a Majority Vote to continue the business of the Partnership and admit one or more new General Partners within six (6) months after the last remaining General Partner ceased to be a General Partner.

11.04.           Dissolution on Sale or Disposition of Assets. The Partnership will be dissolved and its affairs wound up in an orderly manner when its assets are sold or otherwise disposed of and the only Property of the Partnership consists of Cash Available For Distribution.

11.05.           Dissolution by Judicial Decree. The Partnership will be dissolved and its affairs wound up when required by a decree of judicial dissolution entered under Section 15682 of the Act.

11.06.           Responsibility for Winding Up.

(a)         On dissolution of the Partnership, the Partnership will continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of creditors. The affairs of the Partnership will be wound up by any General Partner who has not wrongfully caused the dissolution.

(b)         If no General Partner is available to wind up the affairs of the Partnership, or the only remaining General Partner(s) fail(s) to wind up the affairs of the Partnership, one or more Limited Partners may wind up the affairs of the Partnership.

(c)         If the Limited Partners are authorized to wind up the affairs of the Partnership, the Certificate of Limited Partnership must be amended to add the name and the business, residence, or mailing address of each Limited Partner winding up the Partnership’s affairs. The Limited Partners winding up the Partnership’s affairs may not be subject to liability as a General Partner based on this amendment. Any remaining General Partner(s) not winding up the Partnership’s affairs need not execute the Certificate of Amendment.

(d)         If the Limited Partners wind up the affairs of the Partnership, the Limited Partners are entitled to reasonable compensation from the Partnership.

(e)         The Partners responsible for winding up the affairs of the Partnership must give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Partnership.

11.07.           Liquidation and Distribution. Each Person responsible for winding up the affairs of the Partnership pursuant to Section 11.06 will take full account of the Partnership assets and liabilities, liquidating the assets of the Partnership as promptly as is consistent with obtaining the fair value of those assets, and applying and distributing the proceeds in the following order:

(a)         To creditors of the Partnership, including Partners who are creditors to the extent permitted by law, in satisfaction of liabilities of the Partnership other than liabilities for the following:

(i)         Distributions declared and owing to Partners before their withdrawal from the Partnership and before the dissolution and winding up of the Partnership;

(ii)         Distributions owing to Partners on their withdrawal from the Partnership.

(b)         Except as otherwise provided in this Agreement, to Partners and former Partners in satisfaction of liabilities for Distributions owing to them before their withdrawal from the Partnership and before dissolution and winding up of the Partnership and on their withdrawal from the Partnership.

(c)         To the Partners in accordance with the provisions set forth in this Agreement for the Distribution of the assets of the Partnership.

11.08.           Filing Certificate of Dissolution. As soon as possible after the occurrence of any of the dissolution events specified in Section 11.02 through Section 11.05, inclusive, the General Partner, or one or more Limited Partners designated by a Majority Vote of the Limited Partners, must execute and file in the office of the Secretary of State a certificate of dissolution.

11.09.           Cancellation of Certificate of Limited Partnership. On completion of the winding up of the Partnership’s affairs, the General Partner must execute and file in the office of the Secretary of State a certificate of cancellation of the Certificate of Limited Partnership. If the Limited Partners are winding up the Partnership’s affairs pursuant to Section 11.06, the Limited Partners, or the Person authorized by a Majority Vote of the Limited Partners, must execute and file the certificate of cancellation of the Certificate of Limited Partnership.

ARTICLE 12
TRANSFER OF LIMITED PARTNER’S PARTNERSHIP INTEREST

12.01.           Transfer of a Limited Partner’s Partnership Interest. Any Limited Partner may Transfer its Transferable Interest only as provided in this Article 12.

(a)         Subject to the restrictions set forth in this Article 12, a Transfer of a Transferable Interest, in whole or in part:

(1)	is permissible;

(2)	does not by itself cause the Partner’s dissociation or a dissolution and winding up of the Partnership’s activities; and

(3)
does not, as against the other Partners or the Partnership, entitle the Transferee to participate in the management or conduct of the Partnership’s activities, to require access to information concerning the Partnership’s transactions except as otherwise provided in subdivision (c) below, or to inspect or copy the required information or the Partnership’s other records or to exercise any other rights or powers of a Partner.

(b)         A Transferee of a Transferable Interest, or any portion thereof has a right to receive, in accordance with the terms and conditions of the Transfer, Distributions to which the transferor of the Transferable Interest (the “transferor”) would otherwise be entitled.

(c)         A Transferee is entitled to an account of the Partnership’s transactions only upon the dissolution and winding up of the Partnership.

(d)         Upon Transfer, the transferor retains the rights of a Partner, other than the interest in Distributions with respect to the Transferable Interest Transferred, and retains all duties and obligations of a Partner.

(e)         The Partnership need not give effect to a Transferee’s rights with respect to the Transferable Interest Transferred until the Partnership has notice of the Transfer.

(f)         A Transfer of a Partner’s Transferable Interest in the Partnership in violation of a restriction on Transfer contained in this Agreement is ineffective as to a Person having notice of the restriction at the time of Transfer.

(g)         A Transferee that becomes a Partner with respect to a Transferable Interest is liable for the transferor’s obligations under Sections 15905.02 and 15905.09 of the Act. However, the Transferee is not obligated for liabilities unknown to the Transferee at the time the Transferee became a Partner.

(h)         A Transferee of a Transferable Interest may become a Limited Partner only if and to the extent that:

(1)	this Agreement so provides; or

(2)	upon the prior consent of the Limited Partners by a Majority Vote and the consent of all of the General Partners.

12.02.           Death, Bankruptcy, or Incompetence of Limited Partner. If a Limited Partner dies or is adjudged incompetent or bankrupt by any court of competent jurisdiction, the General Partner shall, for a period of ninety (90) days following such event, have an option to purchase the Transferable Interest of that Limited Partner by delivering to the Limited Partner, or the Limited Partner’s legal representative, written notice which shall set forth the price of the Partnership Interest and the terms of payment, which shall be as specified in Section 12.04.

12.03.           Optional Purchase upon Divorce/Separation. In the event of any legal separation, divorce, or dissolution of marriage of the Limited Partner and his or her spouse, the Limited Partner so affected agrees to make whatever provisions in any property settlement agreement necessary to eliminate any interest of the spouse in the Partnership Interest. If the Limited Partner fails to do so for any reason within thirty (30) days after the commencement of such legal proceeding, the General Partner shall have the option, for a period of sixty (60) days thereafter, to purchase all or any part of such Limited Partner’s Transferable Interest by delivering to the Limited Partner, or the Limited Partner’s legal representative, written notice which shall set forth the price of the Transferable Interest and the terms of payment, which shall be as specified in Section 12.04. The General Partner may assign the right to purchase the Transferable Interest, in whole or in part, to another in its sole discretion.

12.04.           Purchase Price. In the event the General Partner has the right to purchase a Transferable Interest by reason of Section 12.02 or Section 12.03, the price shall be determined by agreement between the General Partner and the transferring Limited Partner or his or her representative; provided, however, that if the General Partner cannot agree to the price within thirty (30) days of the event triggering the right to purchase, the General Partner, in its sole discretion, may within twenty (20) days thereafter appoint a qualified independent appraiser to determine the price, which appraised price shall be binding on the parties. If the General Partner shall fail to appoint an appraiser and the General Partner and the Limited Partner shall fail to agree to a price within such period, the General Partner shall be deemed to have elected not to have exercised its option to purchase the subject Transferable Interest. The consideration to be paid for the Transferable Interest shall be paid to the transferring Limited Partner or to his or her estate or representative, as the case may be. If the event that leads to the purchase is the death of the Limited Partner, the decedent Limited Partner=s representative shall apply for and obtain any necessary court approval or confirmation of the sale of the decedent Limited Partner’s Interest under this Agreement. Consideration for the Transferable Interest shall be delivered within forty-five (45) days from the date the price is determined to the person entitled to it, except if the event triggering the right to purchase is the death of the Limited Partner, the consideration shall be delivered within one hundred twenty (120) days from the date the price is determined.

12.05.           Effect of Transfer. A Transfer of a Transferable Interest to a Transferee who is not a Partner or to a Transferee who is not admitted as a Partner, is effective only to give the Transferee the right to receive Distributions, and allocations of income or loss under Article 9 to which the transferor would otherwise be entitled with respect to the Transferable Interest Transferred and does not relieve the transferor from liability under any agreement to make additional contributions to Capital, does not relieve the transferor from liability under the provisions of this Agreement, and does not give the Transferee the right to become admitted as a Limited Partner. Neither the General Partner nor the Partnership is required to determine the tax consequences to a transferor or a Transferee, arising from the Transfer of a Transferable Interest. The Partnership will continue with the same basis and Capital Account for the Transferee as was attributable to the transferor who Transferred the Transferable Interest. The General Partner shall promptly record any Transfer of a Transferable Interest permitted by this Article 12 in the books of the Partnership.

12.06.           Legend. Any Certificate or written evidence of an L.P. Interest shall have conspicuously endorsed on its face the following legend:

“SALE, TRANSFER, HYPOTHECATION, ENCUMBRANCE OR DISPOSITION OF A TRANSFERABLE INTEREST REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE LIMITED PARTNERSHIP AGREEMENT. ALL PROVISIONS OF THE LIMITED PARTNERSHIP AGREEMENT ARE INCORPORATED BY REFERENCE IN THIS CERTIFICATE. A COPY OF THE LIMITED PARTNERSHIP AGREEMENT MAY BE INSPECTED BY ANY LIMITED PARTNER, OR THEIR RESPECTIVE AGENTS, AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP.”

ARTICLE 13
BOOKS, RECORDS, AND ACCOUNTS

13.01.           Partnership Accounting Practices. The Partnership books shall be kept on a cash and/or an accrual accounting basis, as the General Partner may determine. The Partnership books shall be closed and balanced and maintained by the General Partner.

13.02.           Maintenance of Records and Accounts.

(a)         At all times, the General Partner must maintain or cause to be maintained, in the form of Record, true and proper books, records, reports, and accounts in which all Partnership transactions will be entered fully and accurately. The books and records of the Partnership will be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes.

(b)         The General Partner shall maintain at 1282 Pacific Oaks Place, Escondido, California, 92029, or at such other office it may from time to time designate within the State of California, the following information in the form of Record:

(1)
a current list showing the full name and last known street and mailing address of each Partner, separately identifying each General Partner, in alphabetical order, and the Limited Partners, in alphabetical order;

(2)
a copy of the Partnership’s initial Certificate of Limited Partnership and all amendments to and restatements of the certificate, together with signed copies of any powers of attorney under which any certificate, amendment, or restatement has been signed;

(3)	a copy of any filed certificate of conversion or merger;

(4)	a copy of the Partnership’s federal, state, and local income tax returns and reports, if any, for the six most recent years;

(5)	a copy of any partnership agreement made in writing or in another form of Record and any amendment to this Agreement;

(6)	any financial statement of the Partnership for any of the most recent six Fiscal Years;

(7)	any Vote of a Partner given within the most recent three Fiscal Years; and

(8)	unless contained in a partnership agreement made in a Record, a Record stating:

(a)	the amount of cash, and a description and statement of the agreed value of the other benefits, contributed and agree to be contributed by each Partner;

(b)	the times at which, or events on the happening of which, any additional contributions agreed to be made by each Partner are to be made;

(c)	for any Person that is both a General Partner and a Limited Partner, a specification of what Transferable Interest the Person owns in each capacity; and

(d)	any events upon the happening of which the Partnership is to be dissolved and its activities wound up.

13.03.           Reports and Financial Statements. The General Partner shall provide the Partners with the following reports and tax information in the form of Record:

(a)         Reports. Within ninety (90) days after the end of each Fiscal Year, financial statements as of the end of such Fiscal Year prepared on a review basis by an independent certified public accountant, together with the General Partner’s report of the activities of the Partnership for such year. The General Partner shall prepare and deliver to each Limited Partner a balance sheet as of the end of each fiscal quarter, together with statements of income and of changes in financial position for such quarter.

(b)         Tax Information. Within ninety (90) days after the end of each Fiscal Year or as soon as possible thereafter, all information necessary for the preparation of the Partners’ federal income tax returns. Such information shall be accomplished by a copy of the Partnership’s federal, state and local income tax or information returns for the year.

The accounts of the Partnership and the Partners as set forth in the annual statement shall conclusively be deemed to be correct and binding on each Partner as to all matters to which he or she does not file written objections addressed to the Partnership at its principal place of business within sixty (60) days after he or she receives a copy of such annual statement.

13.04.           Delivery of Records to Limited Partners. On the request of a Limited Partner for purposes reasonably related to that Partner’s interest in the Partnership, or such request by that Partner’s duly authorized representative, attorney, or attorney-in-fact, the General Partner will promptly deliver in writing or in other form of Record, to that Partner, or to its agent or attorney, at the expense of the Partnership, a copy of any of the following:

(1)	The current list of each Partner’s name, address, Capital Contributions, Capital Account, Units, and the Percentage Interest of each Partner.

(2)	The Certificate of Limited Partnership, as amended, and any powers of attorney pursuant to which any certificate was executed.

(3)	This Agreement, as amended.

13.05.           Access to Records by Limited Partners. A Limited Partner and/or that Partner’s duly authorized representative, attorney, or attorney-in-fact has the right, for purposes reasonably related to that Partner’s interest in the Partnership:

(1)	To inspect and copy, during normal business hours, any Partnership Records that the Partnership is required to maintain pursuant to Section 13.02.

(2)	To obtain from the General Partner, promptly after becoming available, a copy of the Partnership’s federal, state, and local income tax or information returns for each year.

13.06.           Partnership Tax or Information Returns. The General Partner shall endeavor to provide  each Partner, in writing or in other form of Record, the information necessary for the Partner to file his or her federal, state, and local income tax returns for each taxable year as soon as practicable after the end of each taxable year.

13.07.           Capital Accounts. The Partnership will establish and maintain individual Capital Accounts for each General Partner and Limited Partner in accordance with the Partnership’s method of accounting, Code Section 704(b), the regulations thereunder, and the following provisions:

(1)
The fair market value of a Partner’s initial Capital Contribution to the Partnership; any additional contributions to the Partnership, such as a Partner’s distributive share of income, gain or credit; any amounts transferred to the Capital Account from that Partner’s income account pursuant to this Agreement; and the amount of any Partnership liabilities assumed by the Partner will be credited to each Partner’s Capital Account.

(2)	Each Partner’s Capital Account will be debited for the amount of cash and the fair market value of any Property distributed to the Partner pursuant to this

Agreement, the Partner’s distributive share of loss or deduction, and the amount of any liabilities of the Partner that are assumed by the Partnership or any such liabilities that are secured by any Property contributed by the Partner to the Partnership.

(3)	Each Partner’s Capital Account also includes the Partner’s Pro Rata share of the fair market value of any Property contributed to the Partnership by a nonpartner.

(4)
If the Partnership makes a Distribution to any Partner which is not a Pro Rata allocation of the amount distributed, the Capital Accounts of the other Partners will be adjusted to reflect the fair market value of Partnership assets immediately before the Distribution.

(5)	If any Transferable Interest is transferred in accordance with this Agreement, the Transferee succeeds to the Capital Account of the transferor, to the extent of such transferred interest.

13.08.           Income Accounts. An individual income account will be maintained for each Partner. At the close of each Fiscal Year, each Partner’s share of the Partnership’s income, gain, loss, deductions and credits will be credited or debited to, and that Partner’s Distributions received during each Fiscal Year will be deducted from, that Partner’s income account, and any resulting balance or deficit shall be transferred to or charged against that Partner’s Capital Account.

ARTICLE 14
POWER OF ATTORNEY

14.01.           Grant of Special Power of Attorney.

(a)         By a Limited Partner’s execution of this Agreement, the Limited Partner irrevocably constitutes and appoints the General Partner with full power of substitution, to be such Limited Partner’s true and lawful attorney-in-fact, in its name, place and stead, to make, execute, sign, acknowledge, deliver, record, and file, on its behalf and on behalf of the Partnership, the following:

(1)	Deeds of trust, security agreements, and transfer documents.

(2)	Documents of Transfer to be delivered in connection with the Transfer of a Transferable Interest.

(3)
A Certificate of Limited Partnership, any amendments to that Certificate, and any other certificates or instruments that may be required to be filed by the Partnership or the Partners under the laws of California and any other jurisdiction whose laws may be applicable to the Partnership.

(4)	A Certificate of Cancellation of the Partnership and any other instruments or documents as may be deemed necessary or desirable by the General Partner on the termination of the Partnership business.

(5)
Any amendment to this Agreement which is duly approved by a Majority Vote of the Limited Partners or is amended by the General Partner for the sole purpose of correcting any typographic error or other inadvertent clerical error or inconsistency.

(6)
Any and all amendments to the instruments described above in subparagraphs (1) through (5) of this Section, provided that those amendments are either required by law to be filed, are consistent with this Agreement, or have been authorized by the particular Limited Partner.

(7)	Any document or instrument needed to reflect any reduction in a Limited Partner’s Capital Account or Percentage Interest.

(8)
Any and all other instruments or documents to correct any typographical error or inconsistency or omission from this Agreement the General Partner may deem reasonably necessary or desirable to carry out fully the provisions of this Agreement in accordance with its terms.

(b)         This grant of authority is a special power of attorney coupled with an interest, is irrevocable, and survives the granting Limited Partner’s death, incapacity, or dissolution.

(c)         This grant of authority survives the delivery of an assignment by a Limited Partner of the whole or any portion of the Partner’s interest.

(d)         The General Partner may exercise this special power of attorney by a facsimile signature, or by executing any instrument with a single signature as attorney-in-fact for all the Limited Partners.

ARTICLE 15
PROVISIONS OF GENERAL APPLICATION

15.01.           Notices. All notices, demands, requests, and other communications required or permitted hereunder shall be in writing or in other form of Record, and shall be deemed to be delivered upon receipt if delivered in person, electronically, or by overnight delivery, if any such delivery occurs prior to 4:00 p.m. Pacific Time on such day, or if not, delivery shall be deemed to occur the following day. Delivery shall be deemed to occur three (3) days after having been deposited in a regularly maintained receptacle for the United States mail, registered or certified, return receipt requested, postage prepaid, addressed, if to the General Partner, to the Partnership’s principal executive office and if to a Limited Partner, to the Limited Partner’s address listed in Exhibit A.

15.02.           Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement is binding on and inures to the benefit of the Partners and their respective assigns, successors in interest, personal representatives, estates, heirs, and legatees.

15.03.           Amendments.

(a)         Subject to subparagraph (b) of this Section 15.03 and the permissive provisions of Section 14.01(a), this Agreement may be amended only by the written consent of the General Partner and the Limited Partners.  Any amendment of this Agreement must be in writing, dated, and executed by all Partners.

If any conflict arises between the provisions of any amendment and the original Agreement as previously amended, the most recent provisions control.

(b)         The provisions of this Agreement governing the right of the Limited Partners to Vote on the admission of a General Partner or an election to continue the business of the Partnership after a General Partner ceases to be a General Partner and there is no remaining or surviving General Partner, may not be amended.

(c)         The General Partner shall promptly furnish any Limited Partner who executed a power of attorney authorizing a General Partner to execute an amendment to this Agreement with a copy of any amendment to this Agreement executed by a General Partner pursuant to that power of attorney.

15.04.           Attorneys’ Fees. If any dispute between the Partnership and the Partners or among the Partners results in litigation or arbitration, the prevailing party is entitled to recover from the other party all reasonable fees, costs, and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses.

15.05.           Governing Law. All questions with regard to the construction of this Agreement and the rights and liabilities of the Partners will be governed by the laws of the State of California.

15.06.           Exhibits. All Exhibits attached to this Agreement are incorporated and will be treated as if set forth in the body of this Agreement.

15.07.           Agreement Prepared by Legal Counsel to the General Partner and Certain GP Affiliates. This Agreement was prepared by Rushall & McGeever, APC, who currently is and/or in the past has served as legal counsel for the General Partner and certain GP Affiliates. Rushall & McGeever, APC represents only the interests of the General Partner and the GP Affiliates in the matters which are the subject of this Agreement. Rushall & McGeever, APC does not represent any Limited Partner individually or the Limited Partners as a group in connection with this Agreement, the Partnership or any related matters.

15.08.           IRS Circular 230 Notice. To ensure compliance with requirements imposed by the IRS, Rushall & McGeever, APC, hereby informs the Parties that, unless expressly indicated otherwise, any tax advice contained in this Agreement (including any Exhibits or other attachments) is not intended or written to be  used, and cannot be used, for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or (ii) promoting, marketing, or recommending to another party and tax-related matter addressed herein.

15.09.           Additional Instruments and Acts. Each Partner agrees to execute and deliver additional documents and instruments, and to perform whatever acts may be necessary or appropriate to effectuate and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement.

15.10.           Reliance on Person Signing Agreement. If a Partnership Interest is held on the Partnership’s Records by two or more Persons, the General Partner may rely on the signature of any one of such Persons in the event of a Vote or consent of the Limited Partners and such signature shall be binding on all of such Persons. If a Partner is not a natural person, neither the Partnership nor any individual Partner is (1) required to determine the authority of the Person signing this Agreement, to make any commitment or undertaking on behalf of the entity that is the named Partner, or to determine any fact or circumstance bearing on the existence of the authority that Person, or (2) responsible for the application or Distribution of proceeds paid or credited to Persons signing this Agreement on behalf of that entity.

15.11.           Severability. If any provision of this Agreement or the application of any provision to any Person or circumstance is declared by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Agreement or the application of that provision to Persons or circumstances other than those to which it is held invalid continue in full force and effect.

15.12.           Consent of Spouses. Within ten (10) days after any individual becomes a Partner or a Partner marries, that Partner will have his or her spouse execute a consent form (1) acknowledging that the spouse has read the Agreement; (2) consenting to any sale of that interest pursuant to the Agreement; and (3) promising to take no action to hinder the operation of the Agreement on the Partner’s interest, or any interest that the spouse might have in that Partner’s interest.

15.13.           Cumulative Remedies. All remedies under this Agreement are cumulative and do not exclude any other remedies provided by law.

15.14.           Counterparts. This Agreement may be executed in several counterparts and all counterparts so executed constitute one agreement that is binding on all of the parties, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

15.15.           Headings and References. The headings preceding the Sections of this Agreement are for convenience of reference only, are not a part of this Agreement, and are to be disregarded in the interpretation of any portion of this Agreement. Unless otherwise stated, all references to Articles or Sections shall be to the corresponding Article or Section of this Agreement.

15.16.           Pronouns. All pronouns and variations are deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used requires.

15.17.           Statutory References. Any reference to the Internal Revenue Code, the Treasury Regulations, the Act, the California Corporations Code, the California Code of Civil Procedure or other statutes includes all amendments, modifications, or replacements of the specific sections and provisions concerned.

15.18.           Time is of the Essence. All dates and times stated in this Agreement are of the essence.

15.19.           Entire Agreement. This Agreement contains the entire understanding among the Partners and supersedes any prior written or oral agreements between them regarding the subject matter contained in this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the Partners relating to the subject matter of this Agreement that are not fully expressed in this Agreement.

    15.20.           Other Instruments. The parties to this Agreement covenant and agree that they shall execute all other instruments and documents that are or may become necessary or convenient to effectuate and carry out the Partnership created by this Agreement.

Executed on the Effective Date at Escondido, California.

GENERAL PARTNER:

NetREIT, Inc., a
Maryland Corporation

By:
      Kenneth W. Elsberry
      Its: Chief Financial Officer

LIMITED PARTNERS:

NetREIT, Inc., a
Maryland Corporation

By:
      Kenneth W. Elsberry
      Its: Chief Financial Officer

LGI Delaware, LLC, a
Delaware Limited Liability Company

By:
      Lee Gittleman, Manager

APPENDIX A

ALLOCATION OF INCOME, GAIN, LOSS, CREDITS AND DEDUCTIONS

1.           Method of Allocation. Partnership income, gain, loss, credits and deductions, including all items thereof, for each Fiscal Year, shall be allocated at the end of the Fiscal Year among the Partners as set forth below. As used in this Appendix and in Article 9, “income”, “gain”, “loss”, “deduction” and “credit” shall have the meanings attributed to them in the Code and the Treasury Regulations. For the purposes of Article 9 of this Agreement, as the context requires, “income” shall include all items of income, gain and credits, and “loss” shall include all items of loss and deductions. Unless otherwise expressly stated, terms used in this Appendix shall have the same meaning as used in the Agreement. Unless otherwise expressly stated, all references to sections or paragraphs in this Appendix shall refer to the respective section or paragraph of this Appendix.

(a)         Income. After giving effect to the special allocations set forth in Section 2 and Section 3, Partnership income shall be allocated as follows:

(i)         First, to the Partners, until the aggregate income allocated pursuant to this Section 1(a)(i) for such Fiscal Year and all prior Fiscal Years are equal to (and have been allocated in proportion to and to the extent of) the aggregate loss allocated to the Partners pursuant to Section 1(b)(iii) hereof for all previous Fiscal Years;

(ii)         Second, to the Partners, until the aggregate income allocated pursuant to this Section 1(a)(ii) for such Fiscal Year and all prior Fiscal Years are equal to (and have been allocated in proportion to and to the extent of) all losses allocated to the Partners pursuant to Section 1(b)(ii) hereof for all previous Fiscal Years;

(iii)         Third, to the Partners, until the aggregate income allocated to the Partners pursuant to this Section 1(a)(iii) for such Fiscal Year and all prior Fiscal Years are equal to (and have been allocated in proportion to) the aggregate accrued A Unit Return payable to the Partners pursuant to this Agreement; and

(iv)         Fourth, to the Partners in proportion to the Percentage Interests held by the Partners from time to time.

(b)         Losses. After giving effect to the special allocations set forth in Section 2 and Section 3, all losses of the Partnership shall be allocated as follows:

(i)         First, to the Partners, until the aggregate loss allocated pursuant to this Section 1(b)(i) for such Fiscal Year and all prior Fiscal Years are equal to (and have been allocated in proportion to, to the extent of, and in the reverse order of), all income allocated to the Partners pursuant to Section 1(a)(iii) and (iv) hereof for all previous Fiscal Years;

(ii)         Second, to the Partners, in proportion to, and to the extent of, each Partner’s positive Capital Account balance; and

(iii)         Third, to the Partners, in proportion to the Percentage Interests held by the Partners from time to time.

2.           Special Allocations. The following special allocations shall be made in the following order and priority:

(a)         Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, and notwithstanding any other provision of this Appendix, if there is a net decrease in Partnership Minimum Gain during any Partnership Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years), in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the prior sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 2(a) is intended to comply with the minimum gain chargeback requirement set forth in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(b)         Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Appendix, if there is a net decrease in Partner Non-Recourse Debt Minimum Gain attributable to Partner Non-Recourse Debt during any Partnership Fiscal Year, each Partner who has a share of the Partner Non-Recourse Debt Minimum Gain attributable to such Partner Non-Recourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partner Non-Recourse Debt Minimum Gain attributable to such Partner Non Recourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and 1.704-(j)(2). This Section 2(b) is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)         Qualified Income Offset. Notwithstanding the provisions of Section 1 hereof, if a Partner unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) or any other event creates an Adjusted Capital Account Deficit, items of Partnership gain and income shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficient as quickly as possible. Any special allocation of income pursuant to this Section 2 shall be taken into account in computing subsequent allocations of income pursuant to Section 1, so that the net amount of any income allocated to each Partner pursuant to this Appendix to the extent possible, shall be equal to the net amount that would have been allocated to each such Partner pursuant to this Section 2(c) if such unexpected adjustments, allocations or Distributions had not occurred.

(d)         Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of: (a) the amount such Partner is obligated to restore; and (b) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 2(d) shall be made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 2(d) have been made as if this Section 2(d) and Section 2(c) were not in the Agreement.

(e)         Non-Recourse Deductions. Any Non-Recourse Deductions for any Fiscal Year shall be specially allocated to the Partners in proportion to their Percentage Interests.

(f)         Partner Non-Recourse Deductions. Any Partner Non-Recourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Non-Recourse Debt to which such Partner Non-Recourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1). “Partner Non-Recourse Deductions” has the meaning ascribed to such term in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

(g)         Basis Reduction. Any reduction in the adjusted tax basis of any Property pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

3.           Curative Allocations. The allocations set forth in Section 2(a) through Section 2(g), inclusive, hereof (the “Regulatory Allocations”), are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income or loss pursuant to this Section 3. Therefore, notwithstanding any other provision of this Appendix (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income or loss in whatever manner it may determine to be appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not a part of this Agreement and all Partnership items were allocated pursuant to Section 1. In exercising its discretion under this Section 3, the General Partner shall take into account future Regulatory Allocations under Section 2(a) and Section 2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 2(e) and Section 2(f).

4.           Other Allocation Rules.

(a)         Income and loss shall be allocated to the Partners pursuant to this Appendix as of the last day of each Fiscal Year; provided that income and loss shall also be allocated at such times as the Gross Asset Values of the Property are adjusted pursuant to this Agreement.

(b)         The Partners are aware of the income tax consequences of the allocations made by this Appendix and hereby agree to be bound by the provisions of this Appendix in reporting their shares of Partnership income and loss for income tax purposes.

(c)         Income and loss shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(d)         Solely for purposes of determining a Partner’s proportionate share of the “excess non-recourse liabilities” of the Partnership, within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Partner’s interests in the Partnership’s income are in proportion to their respective Percentage Interests.

(e)         To the extent permitted by Section 1.704-2(h)(3) of the Treasury Regulations, the General Partner shall endeavor not to treat Distributions of Net Cash as having been made from the proceeds of a Non-Recourse Liability or a Partner Non-Recourse Debt.

5.           Allocation upon Assignment or Transfer of a Partnership Interest. In the event of the assignment or Transfer (as defined below) of all or any part of the Partnership Interest of a Partner, the allocable share, with respect to the Partnership Interest so assigned, of income, loss and Distributions shall be allocated between the assignor and the assignee to take into account their varying interests in the Partnership during the year in which the assignment occurred, based upon the number of days during such year that each was the record owner of the Partnership Interest on the books of the Partnership (without regard to actual operating results of the Partnership); provided, however, that if under Section 706 of the Code and applicable Treasury Regulations other methods of allocations will be recognized for federal income tax purposes, including, without limitation, allocations based upon actual operating results accompanied by a closing of the Partnership’s books as of the date of assignment or the use of a fifteen (15) day monthly convention, or such other method may be used in the discretion of the General Partner.

6.           Section 704(c) Allocations. Pursuant to Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, income and loss with respect to any Property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such Property to the Partnership for federal income tax purposes and its fair market value on the date of contribution. Allocations pursuant to this Section 6 are solely for purposes of computing the amount of federal, state and local taxes payable by a Partner and in no way shall such allocations be taken into account in computing the amount of the Distributions payable to any Partner pursuant to the terms and conditions of this Appendix.

7.           Power of General Partner to Vary Allocations of Income and Loss. The Agreement and this Appendix have been drafted in a manner which is intended to comply with the principles of Sections 704, 706 and 752 of the Code. Therefore, if the Partnership is advised that the allocations provided in this Appendix are unlikely to be respected for federal income tax purposes, otherwise do not have substantial economic effect and/or otherwise create disparities in the economic results intended by the Partners, the General Partner is hereby granted the power, without the approval of the Partners, to amend the allocation provisions of this Agreement, including making any special allocations of income or loss on advice of accountants and legal counsel, to the minimum extent necessary to achieve the foregoing results; provided, however, that no such amendment shall have any materially adverse effect upon any Partner.

8.           Taxation as a Partnership. No election shall be made by the Partnership or any Partner for the Partnership to be excluded from the application of any provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

9.           Tax Matters Partner.

(a)         The TMP will keep the Partners informed of all administrative and judicial proceedings, and furnish each Partner who so requests in writing a copy of each notice or other communication received by the TMP from the Internal Revenue Service (except any notices or communications sent directly to the requesting Partner).

(b)         The Partnership will indemnify the TMP against all judgments, fines, amounts paid in settlement, and expenses (including attorneys’ fees) reasonably incurred by the TMP in any civil, criminal or investigative proceeding in which the TMP is involved or threatened to be involved by reason of being the TMP, provided that the TMP acted in good faith, within what the TMP reasonably believed to be the scope of his or her authority and for a purpose that the TMP reasonably believed to be in the best interests of the Partnership and the Partners. The TMP will not be indemnified under this provision against any liability to the Partnership or any Partner to which the TMP would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of obligations as the TMP. This indemnification is not deemed exclusive of any other rights to which the TMP may be entitled, including such rights under any law or regulation, contract or other agreement.

(c)         The TMP may resign by giving 30 days’ written notice to each Partner. On the resignation, death, legal incompetence, or bankruptcy of the person serving as the TMP, a successor to serve in that position will be chosen by a Majority Vote of the Limited Partners.

(d)         Expenses incurred by the TMP constitute Partnership expenses and will be paid by the Partnership. The fees and expenses of tax counsel employed by the TMP to represent the Partnership constitute Partnership expenses and will be borne by the Partnership.

EXHIBIT A

LIST OF LIMITED PARTNERS,
THEIR ADDRESSES, AND
NUMBER OF UNITS HELD

NetREIT, Inc., a Maryland Corporation                                                                                                No. of Units: __________
1282 Pacific Oaks Place
Escondido, CA 92029-2900

LGI Delaware, LLC                                                                                                No. of Units: __________
Attn: Lee Gittleman, Manager
4705 Seashore Drive
Newport Beach, CA 92663

EXHIBIT B

LEGAL DESCRIPTION

[Description on immediately following page]

EXHIBIT C

PROPERTY MANAGEMENT AGREEMENT

[Agreement immediately following this page]

PROPERTY MANAGEMENT AGREEMENT
FOR
NATIONAL CITY PROPERTY

IN CONSIDERATION of the mutual covenants and agreements herein contained, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, NetREIT National City Partners LP, a California limited partnership (“OWNER”) and CHG Properties, Inc., a California corporation (“MANAGER”), agree as follows:

1.           Employment of Manager. OWNER hereby employs MANAGER exclusively to manage, operate and rent that certain real property and related personal property comprising the warehouse facility located at 940 West 19th Street and 2101 Haffley Avenue, National City, California (the “Property”). MANAGER hereby accepts the management of the Property pursuant to the terms and conditions of this Agreement. This Agreement is effective on and as of the date last shown below (the “Commencement Date”).

2.           Manager’s Authority. MANAGER shall have the exclusive authority and powers, all of which shall be exercised in the name of MANAGER, as agent for OWNER. OWNER hereby appoints MANAGER as OWNER’s authorized agent for the purpose of executing, as managing agent for OWNER, all such agreements, contracts or other written obligations (“obligations”) MANAGER may enter into on behalf of OWNER within the scope of MANAGER’s duties hereunder. OWNER agrees that it will assume in writing all obligations under all such obligations so entered into by MANAGER, on behalf of OWNER, as its agent. Unless otherwise expressly stated, an action or inaction required or permitted by OWNER under this Agreement shall not require the written consent of OWNER.

3.           Manager’s Duties. MANAGER agrees to furnish the services for the management, operation and rental of the Property and to be responsible for such other duties and functions expressly set forth in this Agreement. MANAGER shall do each of the following:

(a)           Manage Property. At all times manage the Property in accordance with MANAGER’s standard property management policies and procedures, except to the extent that any provision contained herein is to the contrary thereto or not addressed thereby, in which case MANAGER shall manage the Property consistent with such provision;

(b)           Deposit and Maintain Funds. Open and maintain, in a state or national bank of MANAGER’s choice and whose deposits are insured by the Federal Deposit Insurance Corporation, an account exclusively for the Property. OWNER agrees that MANAGER shall be authorized to maintain a reasonable minimum balance in such account as reasonably determined from time to time by MANAGER.  MANAGER may endorse any and all checks received in connection with the Property and drawn to the order of MANAGER or OWNER, and OWNER shall, upon request, furnish MANAGER’s depository with an appropriate authorization for MANAGER to make such endorsement;

(c)           Collect Rents and Other Charges. Collect rents and/or assessments and other items, including but not limited to:

(i)	Tenant payments for real estate taxes, property liability and other insurance, damages and repairs;

(ii)	Maintenance, tax reduction fees, administrative charges and all other tenant reimbursements;

(iii)	Any proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income, due or to become due; and

(v)
Tenants’ security deposits, including the right to apply such security deposits to unpaid rent, and comply, on behalf of OWNER of the Property, with applicable state or local laws concerning security deposits and interest thereon, if any.

All of such rent and other items are herein referred to as “Gross Income”. MANAGER shall give receipts therefor and deposit all such Gross Income collected hereunder in MANAGER’s custodial account;

(d)           Negotiate Leases. Negotiate Leases and any other agreements for use of the Property and renewals and cancellations of existing Lease or such other agreements which shall be subject to MANAGER and to obtain OWNER’s written consent for any lease. MANAGER may collect from tenants all or any of the following: a late rent administrative charge, a non-negotiable check charge, credit report fee, a subleasing administrative charge and/or broker’s commission and need not account for such charges and/or commission to OWNER. MANAGER does not guarantee the credit worthiness or collectibility of accounts receivable from tenants, users or renters;

(e)           Terminate Tenants/Prosecute Claims. Terminate tenancies and sign and serve in the name of OWNER of the Property such notices as are deemed necessary by MANAGER; to institute and prosecute actions to evict tenants and to recover possession of the Property or portions thereof; with OWNER’s authorization, to sue in the name of OWNER of the Property and recover rent and other sums due; and to settle, compromise, and release such actions or suits, or reinstate such tenancies. All expenses of litigation including, but not limited to, attorney’s fees, filing fees, and court costs which MANAGER shall incur in connection with the collecting of rent and other sums, or to recover possession of the Property or any portion thereof shall be deemed to be an operational expense of the Property.  MANAGER shall select and engage on behalf of OWNER any legal counsel it deems necessary or advisable to effect such litigation;

(f)           Hire, Supervise Employees, Agents and Contractors. Hire, supervise, discharge, and pay all persons required to perform labor or services for the operation and maintenance of the Property, including, but not limited to, onsite personnel, managers, assistant managers, leasing consultants, engineers, janitors, maintenance supervisors and other employees required for the operation and maintenance of the Property, including personnel spending a portion of their working hours (to be charged on a pro rata basis) at the Property (all of whom shall be deemed employees of OWNER, not of MANAGER). All expenses of such employment shall be deemed operational expenses of the Property;

(g)           Make Repairs. Make or cause to be made all ordinary repairs and replacements MANAGER deems necessary or appropriate to maintain and preserve the Property in its present condition and for the operating efficiency thereof and all alterations required to comply with lease requirements;

(h)           Enter into Contracts. Negotiate and enter into, as MANAGER of the Property, contracts for all goods, materials and services permitted hereunder to be contracted by MANAGER for OWNER. MANAGER shall use its best efforts to obtain the foregoing services and utilities for the Property at the most economical costs and terms available to MANAGER;

 (i)           Pay Expenses. Pay all expenses of the Property from the Gross Income collected in accordance with Section 3(c) from MANAGER’s custodial account. It is understood that the Gross Income will be used first to pay the compensation to MANAGER set forth in Section 14, then operational expenses and then any mortgage indebtedness, including real estate tax and insurance impounds, but only as directed by OWNER in writing and only if sufficient Gross Income is available for such payments;

(j)           Handle Insurance Claims. Handle all steps necessary regarding any claim in connection with any insured losses or damages.

With respect to each of the foregoing, and its other authority to act for and to bind OWNER under this Agreement, MANAGER may, but shall not be obligated to, at any time and from time to time request and receive the prior written authorization of OWNER for any one or more purchases or other expenditures, notwithstanding that MANAGER may otherwise be authorized hereunder to make such purchases or expenditures.

4.           Delivery of Annual Budget to Owner. During the term of this Agreement, MANAGER shall prepare a budget for operation of the Property for the calendar year (a “Budget”) and submit the Budget to OWNER. Each Budget shall be for planning and informational purposes only, and MANAGER shall have no liability to OWNER for any failure to meet any such Budget. However, MANAGER will use its best efforts to operate the Property within each Budget. The Budget for the remainder of the calendar year 2011 has been prepared and will be promptly delivered to OWNER. Each subsequent Budget shall be submitted by MANAGER to OWNER by December 1st of the year preceding the calendar year for which it applies. OWNER shall notify MANAGER within fifteen (15) days with any questions or comments regarding a Budget. If OWNER disapproves the proposed Budget, OWNER shall notify MANAGER and identify what, specifically, OWNER disapproves of, and OWNER and MANAGER may make changes to the annual Budget.

5.           Notification of Excess Expenses. In case the expenses paid by MANAGER shall be in excess of the Gross Income for any monthly period or reasonable reserves maintained by MANAGER, MANAGER shall notify OWNER of the reason and amount of such excess and OWNER agrees to pay such excess upon request from MANAGER. Nothing herein contained shall obligate MANAGER to advance its own funds on behalf of OWNER. Any request by MANAGER to pay an excess or to repay any advance by MANAGER on behalf of OWNER shall be paid to MANAGER by OWNER within fifteen (15) business days after request.

6.           Delivery of Monthly Reports. MANAGER shall provide monthly reports for the Property to OWNER, to the attention of the individual and address as directed by OWNER from time to time, and remit to OWNER the excess of Gross Income over expenses paid by MANAGER (“Net Proceeds”) for each month on or before the 15th day of the following month. The foregoing required reports shall consist of MANAGER’s Consolidated Cash Report and such other monthly, quarterly and annual reports as are customary in commercial property management relationships and as reasonably requested by OWNER in writing from time to time.

7.           Delegation of Duties by Manager.  Notwithstanding anything to the contrary contained in this Agreement, any or all of the duties of MANAGER as contained herein may be delegated by MANAGER and performed by a person or entity (“SubAgent”) with whom MANAGER contracts for the purpose of performing such duties. OWNER hereby expressly grants MANAGER the authority to enter into such a contract with a SubAgent; provided that OWNER shall have no liability or responsibility to any such SubAgent for the payment of the SubAgent’s fee or for reimbursement to the SubAgent of its expenses or to indemnify the SubAgent in any manner for any matter; and provided further that MANAGER shall require such SubAgent to agree, in the written agreement setting forth the duties and obligations of such SubAgent, to indemnify OWNER for all loss, damage or claims incurred by OWNER as a result of the willful misconduct, gross negligence and/or unlawful acts of the SubAgent.

8.           Dealings with Manager’s Affiliates. MANAGER shall have the right during the term hereof to contract for services with and to purchase goods and materials from one or more of its affiliates, provided that contract rates and prices are competitive with other available sources.

9.           Payment of Expenses. MANAGER shall on behalf of OWNER pay, out of Gross Income, to the extent funds are available after the payment of MANAGER’s compensation set forth in Section 14, all operational expenses, general taxes, special assessments, or fire, boiler or any other insurance premiums, and any other expenses which in MANAGER’s reasonable judgment relate to the Property.

10.           No Obligation on Manager to Pay Prior Expenses of Owner or to Advance Funds.

(a)           Nothing in this Agreement shall be interpreted in such a manner as to obligate MANAGER to pay from Gross Income, any expenses incurred prior to the commencement of this Agreement, except to the extent OWNER advances additional funds to pay such expenses.

(b)           In no event shall MANAGER be required to advance its own funds to pay any indebtedness, taxes, assessments, premiums or otherwise. MANAGER may, at its sole discretion, advance any monies for the care or management of the Property, and OWNER agrees to advance all monies necessary therefor. If MANAGER shall elect to advance any money in connection with the Property, OWNER agrees to reimburse MANAGER forthwith and hereby authorizes MANAGER to deduct such advances from any monies due OWNER.

11.           Advertising. Upon MANAGER’s reasonable determination, MANAGER may advertise the Property or any part thereof and display signs thereon, as permitted by law; and rent the same; pay all expenses of leasing the Property, including but not limited to, newspaper and other advertising, signage, banners, brochures, referral commissions, leasing commissions, finder’s fees and salaries, bonuses and other compensation of leasing personnel responsible for the leasing of the Property; and investigate references of prospective tenants.

12.           Indemnification of Manager. OWNER shall indemnify, defend, protect, save and hold MANAGER and all of its shareholders, officers, directors, employees, agents, successors and assigns (collectively, “Indemnified Parties”) harmless from any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever (collectively, “Losses”) in connection with or in any way related to the Property and from liability for damage to the Property and injuries to or death of any person whomsoever; provided, however, that such indemnification shall not extend to any such Losses arising out of the willful misconduct, gross negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of MANAGER or any of the other Indemnified Parties. OWNER agrees to procure and carry at its own expense Public Liability Insurance, Fire and Extended Coverage Insurance, Burglary and Theft Insurance, Rental Interruption Insurance, Flood Insurance (if appropriate) and Boiler Insurance (if appropriate) naming OWNER and MANAGER as insureds and having coverage adequate to protect their respective interests, including being in a form having substance and having the amounts reasonably satisfactory to MANAGER, and to furnish to MANAGER certificates and policies evidencing the existence of such insurance. The premiums for all such insurance maintained by OWNER shall be paid by either OWNER directly or, provided sufficient Gross Income is available, by MANAGER from such Gross Income. Unless OWNER shall provide such insurance and furnish such certificate and policy within ten (10) days from the date of this Agreement, MANAGER may, in its sole discretion, but shall not be obligated to, place said insurance and charge the cost thereof to the account of OWNER. All such insurance policies shall provide that MANAGER shall receive thirty (30) days’ written notice prior to cancellation of the policy. MANAGER shall not be liable for any error of judgment or for any mistake of fact or law, or for anything which it may do or refrain from doing, except in cases of willful misconduct, gross negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction).

13.           Representations and Warranties of Owner.

(a)           OWNER hereby warrants and represents to MANAGER that to the best of OWNER’s knowledge, neither the Property, nor any part thereof, has previously been or is presently being used to treat, deposit, store, dispose of or place any hazardous substance, that may subject MANAGER to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. Section 9607) or any constitutional provision, statute, ordinance, law, or regulation of any governmental body or of any order or ruling of any public authority or official thereof, having or claiming to have jurisdiction thereover. Furthermore, OWNER agrees to indemnify, protect, defend, save and hold MANAGER and all of its shareholders, officers, directors, employees, agents, successors and assigns harmless from any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever, involving, concerning or in any way related to any past, current or future allegations regarding treatment, deposit, storage, disposal or placement by any party other than MANAGER of hazardous substances on the Property.

14.           Compensation and Expenses of Manager.

(a)           Management Compensation. OWNER agrees to pay MANAGER the compensation equal to four percent (4%) of the gross rentals collected by MANAGER from the lease or rental of the Property. OWNER acknowledges and agrees that MANAGER may pay or assign all or any portion of its Management Fee to a SubAgent.

(b)           Administrative Expenses. MANAGER shall retain all administrative charges actually collected from tenants in connection with maintenance reconciliations and any tenant charge-back for same.

(c)           Apportionment of Manager’s Employee Costs. All personnel expenses, including but not limited to, wages, salaries, insurance, fringe benefits, employment related taxes and other governmental charges, shall be charges MANAGER incurs in connection with the Property for purposes of this Agreement, to the extent such expenses are apportioned by MANAGER to services rendered for the benefit of the Property. The number and classification of employees serving the Property shall be as determined by MANAGER to be appropriate for the proper operation of the Property; provided that OWNER may request changes in the number and/or classifications of employees, and MANAGER shall make such changes unless in its judgment the resulting level of operation and/or maintenance of the Property will be inadequate. MANAGER shall honor any collective bargaining contract covering employment at the Property which is in effect upon the date of execution of this Agreement; provided that MANAGER shall not assume or otherwise become a party to such contract for any purpose whatsoever and all personnel subject to such contract shall be considered the employees of the OWNER and not MANAGER.

(d)           Reimbursement of Manager’s Expenses. OWNER shall pay or reimburse MANAGER for any sums of money due it under this Agreement for services and advances prior to termination of this Agreement. All provisions of this Agreement that require OWNER to have insurance, or to protect, defend, save, hold and indemnify or to reimburse MANAGER shall survive any expiration or termination of this Agreement and, if MANAGER is or becomes involved in any claim, proceeding or litigation by reason of having been MANAGER, such provisions shall apply as if this Agreement were still in effect. The parties understand and agree that MANAGER may withhold funds for sixty (60) days after the end of the month in which this Agreement is terminated to pay bills previously incurred but not yet invoiced and to close accounts. Should the funds withheld be insufficient to meet the obligation of MANAGER to pay bills previously incurred, OWNER shall upon demand advance sufficient funds to MANAGER to ensure fulfillment of MANAGER’s obligation to do so, within ten (10) days of receipt of notice and an itemization of such unpaid bills.

           15.           Term and Termination.

(a)           Term and Renewal. This Agreement shall be for a term beginning on the Commencement Date and ending on December 15, 2014 (the “Initial Termination Date”), and thereafter for successive one (1) year renewal periods commencing on the day following the Initial Termination Date and on each successive anniversary of such date thereafter (each a “Renewal Date”), unless at least thirty (30) days prior to the Initial Termination Date or the next following Renewal Date either party shall notify the other in writing that it elects to terminate this Agreement.  In such event, this Agreement shall be terminated as of the end of the then current term.

(b)           Termination for Cause. In addition, and notwithstanding the foregoing, OWNER may terminate this Agreement at any time upon delivery of written notice to MANAGER not less than thirty (30) days prior to the effective date of termination, in the event of (and only in the event of) a showing by OWNER of willful misconduct, gross negligence, or deliberate malfeasance by MANAGER in the performance of MANAGER’s duties hereunder. In the event this Agreement is terminated for any reason prior to the expiration of its original term or any renewal term, OWNER shall indemnify, protect, defend, save and hold MANAGER and all of its shareholders, officers, directors, employees, agents, successors and assigns (collectively, “Indemnified Parties”) harmless from and against any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever (collectively, “Losses”) which may be imposed on or incurred by MANAGER by reason of the willful misconduct, gross negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of OWNER.

16.           Matters Regarding Structural Changes, Regulatory Compliance.

(a)           Structural Changes of Property. OWNER expressly withholds from MANAGER any power or authority to make any structural changes in any building or to make any other major alterations or additions in or to any such building or equipment therein, or to incur any expense chargeable to OWNER, other than expenses related to exercising the express powers above vested in MANAGER without the prior written direction of OWNER, except such emergency repairs as may be required to ensure the safety of persons or property or which are immediately necessary for the preservation and safety of the Property or the safety of the tenants and occupants thereof or are required to avoid the suspension of any necessary service to the Property.

(b)           Notification of Regulatory Non-Compliance. MANAGER shall be responsible for notifying OWNER in the event it receives notice that any building on the Property or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having or claiming to have jurisdiction thereover. MANAGER shall promptly forward to OWNER any complaints, warnings, notices or summonses received by it relating to such matters.

(c)           Manager’s Right to Correct Regulatory Non-Compliance. In the event it is alleged or charged that any building on the Property or any equipment therein or any act or failure to act by OWNER with respect to the Property or the sale, rental, or other disposition thereof fails to comply with, or is in violation of, any of the requirements of any constitutional provision, statute, ordinance, law, or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover, and MANAGER, in its sole and absolute discretion, considers that the action or position of OWNER, with respect thereto may result in damage or liability to MANAGER, MANAGER shall have the right to cancel this Agreement at any time by written notice to OWNER of its election so to do, which cancellation shall be effective upon the service of such notice on OWNER. Such cancellation shall not release the indemnities of OWNER set forth in this Agreement and shall not terminate any liability or obligation of OWNER to MANAGER for any payment, reimbursement, or other sum of money then due and payable to MANAGER hereunder.

17.           Provisions of General Application.

(a)           No Implied Third Party Beneficiary. Nothing contained herein shall be construed as creating any rights in third parties who are not the parties to this Agreement, nor shall anything contained herein be construed to impose any liability upon OWNER or MANAGER for the performance by OWNER or MANAGER under any other agreement they have entered into or may in the future enter into, without the express written consent of the other having been obtained.

(b)           Interpretation. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement, its validity, performance and enforcement shall be construed in accordance with, and governed by, the laws of the State of California without regard to its choice of law provisions.

(c)           Binding on Successors and Assigns. This Agreement shall be binding upon the successors and assigns of MANAGER and the heirs, administrators, executors, successors, and assignees of OWNER.

(d)           Attorney’s Fees. If any party hereto defaults under the terms or conditions of this Agreement, the defaulting party shall pay the non-defaulting party’s court costs and attorney’s fees incurred in the enforcement of any provision of this Agreement.

(e)           No Implied Waiver. The failure of either party to this Agreement to, in any one or more instances, insist upon the performance of any of the terms, covenants or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, shall not be construed as thereafter waiving any such terms, covenants, conditions, rights or privileges, but the same shall continue in full force and effect as if no such forbearance or waiver had occurred.

(f)           Entire Agreement. This Agreement may be modified solely by a written agreement executed by both parties hereto.

(g)           Amendment. This Agreement contains the entire Agreement of the parties relating to the subject matter hereof and there are no understandings, representations or undertakings by either party except as herein contained.

(h)           Independent Contractor. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture between OWNER and MANAGER or to cause either party to be responsible in any way for the debts or obligations of the other or any other party (but nothing contained herein shall affect MANAGER’s responsibility to transmit payments for the account of OWNER as provided herein), it being the intention of the parties that the only relationship hereunder is that of MANAGER and principal.

(i)           Notices. All notices given under this Agreement shall be sent by certified mail, return receipt requested, sent by facsimile transmission, or hand delivered at:

NetREIT National City Partners LP, Owner                                                                           CHG Properties, Inc., Manager
1282 Pacific Oaks Place                                                                           1282 Pacific Oaks Place
Escondido, CA 92029-2900                                                                           Escondido, CA 92029-2900
FAX: (760) 471-0132                                                                           FAX: (760) 471-0132
EMAIL: __________________                                                                           EMAIL: __________________

IN WITNESS WHEREOF, the parties hereto have affixed or caused to be affixed their respective signatures this 8th day of December, 2011.

OWNER                                                                           MANAGER

NetREIT National City Partners LP                                                                                     CHG Properties, Inc.

By: NetREIT, Inc., General Partner
By:
      President
      By:_________________________________
            President